EXHIBIT 10.3

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

BETWEEN

SPIRIT OF AMERICA NATIONAL BANK

AND

ARIZONA MAIL ORDER COMPANY, INC.

DATED AS OF August 25, 2008

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

TABLE OF CONTENTS
SECTION 1.	DEFINITIONS	1
SECTION 2.	THE PLAN	9
SECTION 3.	OPERATION OF THE PLAN	19
SECTION 4.	REPRESENTATIONS AND WARRANTIES OF AMO	24
SECTION 5.	COVENANTS OF AMO	26
SECTION 6.	REPRESENTATIONS AND WARRANTIES OF BANK	29
SECTION 7.	COVENANTS OF BANK	30
SECTION 8.	INDEMNIFICATION	32
SECTION 9.	TERM, EXPIRATION AND TERMINATION	34
SECTION 10.	MISCELLANEOUS	38
SCHEDULE 2.1(a)		2
Schedule 2.1(b)	Service Standards	7
Schedule 2.3	OPERATING PROCEDURES	8
Schedule 2.5(a)	Marketing Promotions	11
Schedule 2.5(b)	Marketing Funds	12
SCHEDULE 2.7		13
CREDIT CRITERIA		13
Schedule 2.8	Monthly Master File Information	16
Schedule 2.9(c)	Bank Enhancement Marketing Services	19
Schedule 3.1	Cross-Shopping	20
Schedule 3.6(d)	Summary of Rates and Fees	21
Schedule 3.11	Non-Competition	23
Schedule 3.13	Bank Reports	24
APPENDIX A	AMO Businesses and AMO Brands and AMO Marks	25

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

RIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

THIS PRIVATE LABEL CREDIT CARD PLAN AGREEMENT is effective as of the 25th day of August, 2008, and is entered into between Arizona Mail Order Company, Inc., a Delaware corporation (“Arizona Mail Order” or “AMO”), and SPIRIT OF AMERICA NATIONAL BANK, a national banking association with its principal office at 1103 Allen Drive, Milford, Ohio 45150 (hereinafter referred to as “Bank”).

WITNESSETH:

WHEREAS, pursuant to the Crosstown Traders Business Purchase/Sale Agreement (as defined below), Norm Thompson has agreed to acquire all of the issued and outstanding shares of capital stock of Arizona Mail Order; and

WHEREAS, prior to the date hereof, Bank has operated the Crosstown Traders Program   under which Bank has extended credit under the Crosstown Traders Accounts and issued Crosstown Traders Credit Cards to Crosstown Traders Credit Cardholders (as such capitalized terms are defined below); and

WHEREAS, AMO has requested that Bank continue to extend credit to qualifying individuals, in the form of private label open-ended credit card accounts (including the Crosstown Traders Program Accounts), for the purchase of Goods and/or Services from AMO through its Sales Channels and to issue Credit Cards to such individuals in a manner substantially similar to that in which it has operated the Crosstown Traders Program, on the terms set forth herein, following Closing until the Conversion or earlier expiration of the Term as provided herein (as such capitalized terms are defined below); and

WHEREAS, until the closing under any Account Portfolio Purchase/Sale Agreement, Bank shall own all the Accounts, and Cardholder payments will be sent to such location as Bank shall from time to time direct (as such capitalized terms are defined below); and

WHEREAS, Bank will operate the Plan subject to the terms and conditions as more fully set forth herein;

NOW THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged by the parties, AMO and Bank agree as follows.

SECTION 1.  DEFINITIONS

1.1           Certain Definitions.  As used herein and unless otherwise required by the context, the following terms shall have the following respective meanings.

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

“Account” shall mean an individual open-end revolving line of credit which is (i) established by Bank for a Customer pursuant to the terms of a Credit Card Agreement, (ii) marketed with an AMO Brand or combination of AMO Brands; and (iii) which can be accessed by a Credit Card issued by Bank to correspond to such Account; including without limitation the Crosstown Traders Accounts.

“Account Balance” means any and all amounts owing by the Cardholder thereunder, including principal, accrued finance charges and other fees, whether or not billed.

“Account Portfolio Purchase/Sale Agreement” shall mean the WFNNB Account Portfolio Purchase/Sale Agreement or such other agreement entered into by Bank and an Approved Replacement Purchaser to effect the transfer of ownership and custody of all or substantially all of the Accounts and receivables with respect thereto.

“Accounts Receivable “shall mean, as to any Account at the time of reference, any and all amounts owing on such Account, including, without limitation, principal balances from Purchases, purchases of AMO Enhancement Marketing Services, fees related to Protection Programs and Bank Enhancement Marketing Services, accrued finance charges (whether or not posted or billed to an Account), late fees, and all other fees and charges assessed on the Accounts, less any payments and credits received by Bank with respect to the Accounts. This definition specifically excludes any amounts which have been written-off by Bank with respect to such Accounts.

 “Address Verification Service” shall mean an adjunct process to the credit authorization process where the Cardholder’s reported billing address is verified against the Bank’s address on file for such Cardholder.

“Affiliate” shall mean with respect to a party any entity that is owned by, owns, or is under common control with such party.

“Agreement” shall mean this Private Label Credit Card Plan Agreement, including any schedules, exhibits, addenda, and future amendments and supplements hereto.

“AMO” shall mean the party identified by such name in the first paragraph on Page 1 of this Agreement.

“AMO Brands” shall mean the brand name(s) chosen by AMO to identify the Accounts, Credit Cards, etc. related to a corresponding AMO Business. No AMO Brand shall do business using the AMO Brand of another AMO Business, although a single AMO Business can do business under more than one (1) AMO Brand.  For instance, as of the Closing Date, the AMO Brands “Bedford Fair Lifestyles” and “Willow Ridge” comprise a single AMO Business. All AMO Brands are also AMO Marks, but not vice-versa.  The AMO Brands are set forth on Appendix A.

“AMO Businesses” shall mean the business operations under which AMO operates, which are set forth on Appendix A under the column entitled “AMO Businesses”.

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

“AMO Deposit Account” shall mean the one (1) deposit account (to be used for all AMO Businesses) maintained by AMO and designated by it in writing to Bank as to which Bank should direct its payments. See also Section 3.6 (a).

“AMO Mark” shall mean a trademark, service mark, or name owned by or licensed (and capable of being sublicensed) to AMO relating to the AMO Brands and designated by AMO to Bank for use in connection with the Plan.

“Applicable Law” shall mean any applicable federal, state or local law, rule, or regulation, including, without limitation, any directive or guidance of the Office of the Comptroller of the Currency.

“Applicant” shall mean an individual who is a Customer and applies for an Account under the Plan.

“Approved Replacement Purchaser” means a bank or financial institution (i) reasonably acceptable to AMO and Bank, which, notwithstanding the foregoing, shall include each of the following: World Financial Network National Bank, any investment fund managed by Golden Gate Private Equity, Inc., Orchard Brands Corporation, Citigroup, Barclay’s, HSBC, GE Capital, Bank of America and JP Morgan Chase, any of the respective affiliates of any of the foregoing or any other entity mutually agreed upon by AMO and Bank and (ii) which enters into a Program Agreement with AMO.

“Bank” shall mean the party to this Agreement identified in the first paragraph on Page 1 of this Agreement.

“Bank Mark” shall mean a trademark, service mark, or name owned by or licensed (and capable of being sublicensed) to Bank and designated by Bank to AMO for use in connection with the Plan.

“Batch Prescreen” shall mean a process where Bank’s offer of credit is made to certain Customers prequalified by Bank (per its criteria), in a batch mode (often but not exclusively within a direct to consumer environment).

“Billing Statement” shall mean Bank’s periodic statement listing the amounts of Purchases made, credits received, and other information, as required by Applicable Law and/or deemed desirable by Bank.

“Business Day” shall mean any day, except Saturday, Sunday or a day on which banks in Ohio are required to be closed.

“Cardholder” shall mean any natural person to whom an Account has been issued by Bank and/or any authorized user of the Account; including without limitation the Crosstown Traders Credit Cardholders.

“Card Association” shall mean a nationwide payment clearing network such as MasterCard International, Inc., Visa U.S.A. Inc., American Express, or Discover, the

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

credit accounts and cards related to which are accepted universally in the retail market place.

“Charge Slip” shall mean a sales receipt, register receipt tape, invoice or other documentation, whether in hard copy or electronic form, in each case evidencing a Purchase that is to be charged to a Cardholder’s Account.

“Closing” shall mean the transfer of ownership and custody of all issued and outstanding shares of Arizona Mail Order from Crosstown Traders, Inc. to Norm Thompson Outfitters, Inc., as set forth in the Crosstown Traders Business Purchase/Sale Agreement.

“Closing Date” means the date of the Closing.

“Consumer Personal Information” shall mean that non-public personal information regarding Applicants, Customers, and Cardholders, including but not limited to Account information consumer reports, and information derived from consumer reports, that is subject to protection from publication under Applicable Law.

“Conversion” shall mean the transition of private label credit card services from Bank to a Program Provider (who shall be an Approved Replacement Purchaser) pursuant to a Program Agreement.

“Conversion Date” shall mean the date of the closing of a Conversion.

“Conversion Plan” shall mean the plan as set forth on Schedule 2.1 attached hereto.

“Credit Card” shall mean the credit card issued by Bank to Cardholders, corresponding to a related Account for the purpose of purchasing Goods and/or Services pursuant to this Agreement; including, without limitation, the Crosstown Traders Credit Cards.

“Credit Card Agreement” shall mean the open-end revolving credit agreement between a Cardholder and Bank governing the Account and Cardholder’s use of the Credit Card, together with any modifications or amendments which may be made to such agreement.

“Credit Sales Day” shall mean any day, whether or not a Business Day, on which Goods and/or Services are sold by AMO through its Sales Channels.

“Credit Slip” shall mean a sales credit receipt or other documentation, whether in hard copy or electronic form, evidencing (i) a return or exchange of Goods, or (ii) a credit on an Account as an adjustment by AMO for goodwill or for Services rendered or not rendered by AMO to a Cardholder.

“Crosstown Traders Accounts” shall mean the private label credit accounts issued under the Crosstown Traders Program for the AMO Brands.

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

“Crosstown Traders Business Purchase/Sale Agreement” shall mean that Stock Purchase Agreement, dated as of the date hereof, by and between Crosstown Traders, Inc. and Norm Thompson, under the terms of which Norm Thompson. shall acquire all of the issued and outstanding shares of capital stock of Arizona Mail Order.

“Crosstown Traders Credit Cards” shall mean the private label credit cards issued under the Crosstown Traders Program, used to access Crosstown Traders Accounts for the AMO Brands.

“Crosstown Traders Credit Cardholders” shall mean those individuals to whom Crosstown Traders Accounts and Crosstown Traders Credit Cards were issued.

“Crosstown Traders Program” shall mean the private label credit account program operated by Bank for Arizona Mail Order prior to the Closing Date relating to the AMO Brands.

“Cross Shopping” shall mean the reciprocal honoring, by different AMO Businesses, of Accounts corresponding to other AMO Businesses.  See also Schedule 3.1.

“Customer” shall mean any individual consumer who is a customer or potential customer of an AMO Business.  Use of the term shall encompass all AMO Businesses unless the context of the reference dictates otherwise.

“Deferred Program” shall mean a program featuring special repayment terms approved by Bank, including any one or more of the following: deferred and/or waived interest, deferred payments, minimum purchase amounts, minimum monthly payments, and any other terms and conditions set forth by Bank.  Bank offers 60 day Deferred Programs at the Discount Fee set forth on Schedule 1.1.  Any other Deferred Programs may be made part of this Agreement only by written amendment.

“Deferred Program Purchases” shall mean Purchases made under the terms of any Deferred Program.

“Discount Fee” shall have the meaning set forth in Schedule 1.1.

“Electronic Customer Service (or eCS)” shall mean a web-based customer service system Bank makes available on a Bank website.

“Equal Payment Program” shall mean a program featuring special repayment terms, approved by Bank, including repayment based on equal payments over a predetermined period of time, and any other terms and conditions set forth by Bank. As of the date hereof, there are no Equal Payment Programs. Equal Payment Programs may be made part of this Agreement only by written amendment.

“Equal Payment Program Purchases” shall mean Purchases made under the terms of any Equal Payment Program.

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

“Financial Products” shall mean credit card issuance or payment processing arrangements or programs similar in purpose to those components of the Plan (including but not limited to ones involving a credit card) dealing with the extension of credit and repayment of debt extended to Customers as contemplated under this Agreement, including cardless, Internet-based or Internet-only payment vehicles and contactless payment vehicles to be used as devices and/or methods by Customers to purchase Goods and/or Services.

“Forms” shall have the meaning set forth in Section 2.4.

“Goods and/or Services” shall mean those goods and/or services sold at retail by AMO through its Sales Channels to the general public for individual, personal, family or household use.  Use of the term shall encompass all AMO Businesses unless the context of the reference dictates otherwise.  This definition specifically excludes goods and services that are sold to Customers by third-party vendors of AMO and not AMO itself.

“Ineligible Account” has the meaning set forth for such term in the WFNNB Account Portfolio/Sale Agreement (as in effect as of the date hereof); provided that any references therein to the “Transfer Date” shall be deemed references to the date of the closing under any Account Portfolio/Purchase Sale Agreement.

“Initial Term” shall have the meaning set forth in Section 9.1.

“Instant Credit” shall mean an Account application procedure designed to open Accounts whereby the application information is communicated to Bank either (i) verbally at Point of Sale; or (ii) systemically during the order entry process.

“IVR” shall mean an interactive voice response system and/or procedure.

“Marketing Fund” shall have the meaning set forth in Section 2.5(b).

“Net Proceeds” shall mean Purchases  less:  (i) credits to Accounts for the return or exchange of Goods, or a credit on an Account as an adjustment by AMO for goodwill or for Services rendered or not rendered by AMO to a Cardholder, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day; (ii) payments from Cardholders received by AMO from Cardholders on Bank’s behalf; (iii) applicable Discount Fees, and (iv) any other amounts owed to or by Bank pursuant to this Agreement.  See Schedule 1.1

“Net Sales” shall mean Purchases, less credits or refunds for Goods and/or Services, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day.

“Net Sales on Regular Revolving Purchases” shall mean Regular Revolving Purchases, less credits or refunds for Goods and/or Services, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day.

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

“Net Sales on Promotional Program Purchases” shall mean Promotional Program Purchases, less credits or refunds for Goods and/or Services, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day.

“Norm Thompson” means Norm Thompson Outfitters, Inc.

“On-Line Prescreen” shall mean a process where an offer of credit is made to certain pre-qualified Customers, in real time pre-approved manner, at the POS at the time of a transaction.

“Operating Procedures” shall mean Bank’s instructions and procedures regarding the Plan as written by Bank and provided to AMO to be followed by AMO.

“Plan” shall mean the private label credit card plan established and administered by Bank for Customers by virtue of this Agreement which shall replace the Crosstown Traders Program in its entirety.

“Plan Documents” shall have the meaning set forth in Section 2.4.

“Plan Year” shall mean each consecutive twelve (12) month period commencing on the Closing Date (or the first day of the first full calendar month following the Closing Date if the Closing Date is not the first day of a calendar month) and each anniversary thereof.
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“Point of Sale (or POS)” shall mean the physical or electronic location at which transactions (sales, credits, and returns) take place.  This includes but is not limited to a point of order entry or website (as applicable).

“Prescreen Acceptance” shall mean a POS process designed to recognize and activate Bank’s pre-approved batch offers for Accounts for Customers.

“Program Agreement” shall mean the WFNNB Program Agreement or any other agreement between AMO and a Program Provider for the establishment and maintenance of private label credit card services for the AMO Brands.

“Program Provider” shall mean World Financial Network National Bank or any other Person that provides private label credit card services to AMO for the AMO Brands following the expiration of the Term of this Agreement (or earlier termination in accordance with the terms hereof) pursuant to a Program Agreement.

“Promotional Programs” shall mean any special Cardholder payment terms approved by Bank (in the form of an amendment) for certain Purchases, including without limitation Deferred Programs and Equal Payment Programs. As of the date hereof, there are no Promotional Programs. Promotional Programs may be made part of this Agreement only by written amendment.

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

“Promotional Program Purchase” shall mean a Purchase made under the terms of a Promotional Program.

“Purchase” shall mean a purchase of Goods and/or Services, including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to a Cardholder using an Account as provided for under this Agreement.  The term shall be interpreted to include Regular Revolving Purchases as well as Promotional Program Purchases unless the context of the reference clearly indicates otherwise.  Use of the term shall encompass purchases from all AMO Businesses unless the context of the reference dictates otherwise.

“Regular Revolving Purchases” shall mean Purchases which are not subject to any Promotional Programs.

“Sales Channels” shall mean those certain sales channels (i.e., websites, catalogues, etc.) through which AMO sells its Goods and/or Services under the AMO Brands during the Term (and encompasses all AMO Businesses unless the context of the reference dictates otherwise), which as of the Closing Date include website and catalog.  As a point of clarification, this definition includes different or additional sales channels that are part of AMO’s expansion of its business under the AMO Brands as then constituted, if such expansion does not include an entity other than AMO or a brand other than an AMO Brand. For example: the opening of a retail location (by AMO, or by its Affiliate or a franchisee or licensee operating under an AMO Mark) through either (i) “organic growth” or (ii) acquisition of the assets (but not the ownership interest) of another business. (See also Section 3.14 regarding the internal development or acquisition of a business that would be new to AMO’s business as then constituted or that involves an entity other than AMO).  However, the ownership or operation by an AMO Affiliate of a business that is substantially similar to that of AMO (at the then current point in time) shall be considered an expansion of AMO for the purposes of this Agreement and such business (and its owner entity) shall, at Bank’s option, be included in this Agreement by amendment.

“Service Standards” shall have the meaning set forth in Schedule 2.1 (b).

“Term” shall mean the Initial Term as defined in Section 9.1.

“Transaction Record” shall mean the following, with respect to each Purchase or with respect to a credit or return related to a Purchase (as applicable), and each payment received by AMO from a Cardholder on Bank’s behalf:  (a) the Charge Slip or Credit Slip corresponding to the Purchase, credit or return; or (b) a computer readable tape/cartridge or electronic transmission containing the following information: the Account number of the Cardholder, identification of the AMO’s Sales Channel (location) where the Purchase, credit or return was made (if applicable), the total of (i) the Purchase price of Goods or Services purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, a description of the Goods or Services purchased, credited or returned and the authorization code, if any, obtained by AMO prior to completing the transaction; or (c) electronic record whereby AMO or one of its Sales Channels electronically transmits the information described in subsection (b)

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

hereof to a network provider (selected by AMO at its expense), which in turn transmits such information to Bank by a computer tape/cartridge or electronic tape or transmission.

“Web (or Internet)” shall mean the world-wide web internet network as generally understood in the greater business community.

“Web Application” shall mean a web based new Account application procedure made available by Bank.  See also Section 2.2 (d).

“WFNNB Program Agreement” means the Private Label Credit Card Plan Agreement, dated as of the date hereof, between Norm Thompson and World Financial Network National Bank.

“WFNNB Account Portfolio Purchase/Sale Agreement” shall mean that purchase agreement dated as of the date hereof, by and between Bank  (as seller), and World Financial Network National Bank (as buyer) for the sale by Bank of certain Accounts issued under the Crosstown Traders Program and the Plan and the receivables related thereto (excluding Ineligible Accounts).

1.2           Other Definitions.  As used herein, terms defined in the introductory paragraph hereof and in other sections of this Agreement shall have such respective defined meanings.  Defined terms stated in the singular shall include reference to the plural and vice versa.  The terms “shall” and “will” have the identical meaning (i.e., that something is compulsory and certain), and the use of one versus the other is not to be interpreted as implying less certainty or a sense of possibility or choice.

SECTION 2.  THE PLAN

2.1           Establishment and Operation of the Plan/Conversion Plan.  (a) The Plan is established for the primary purposes of providing Customer financing for purchasing Goods and/or Services through AMO Brands.  The Plan shall commence on the Closing Date.  Qualified Applicants desiring to use the Plan shall be granted an Account by Bank with a credit line in an amount to be determined by Bank in its discretion for each individual Applicant (but subject to Section 2.7).  Subject to Section 3.6 (d) and Applicable Law, Bank shall determine the terms and conditions of the Account to be contained in a Credit Card Agreement.  For clarification, prior to the Closing, Bank has operated the Crosstown Traders Program and pursuant to this Agreement, Bank will operate the Plan following Closing until the Conversion or earlier termination of the Term on the terms set forth herein, it being agreed that the intent of this Agreement is for Bank to continue offering services to AMO, consistent with the services provided under the Crosstown Traders Program as in effect prior to the date hereof, until the Conversion or earlier termination of this Agreement.  Bank and AMO shall use their commercially reasonable efforts to pursue completion of the Conversion by October 31, 2008 in accordance with the Conversion Plan set forth in Schedule 2.1(a) and the parties hereby agree that to the extent any modifications to the Conversion Plan are required to ensure the successful and efficient transition of a fully operational private label credit card program consistent with the Plan as operated hereunder to the Program Provider the parties shall negotiate in good faith to implement such mutually agreed-upon

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

modifications.  In the event any requests for enhancement or revisions to the credit Plan contained in this Agreement would conflict with the timely completion of the Conversion Plan, the Conversion Plan shall take precedence.  The parties shall dedicate sufficient resources to the Conversion Plan as necessary to ensure its timely completion.

(b)           Bank shall perform in accordance with the Service Standards. Bank will provide AMO with a monthly summary of Bank’s performance regarding the Service Standards, as set forth in Schedule 2.1 (b).  Bank shall use commercially reasonable efforts to meet the Service Standards set forth in Schedule 2.1(b).  Bank shall provide eCS, and AMO shall provide a weblink to the eCS.  Regardless of whether any Bank website related to eCS is the same as any referenced in 2.2 (d) below, AMO shall be subject to the same obligations and terms and conditions set forth therein with regard to maintaining connections, use of Bank’s Mark, Applicable Law, etc.

2.2           Applications for Credit Under the Plan; Internet Services.  (a) AMO shall not promote or participate in any application by a Customer for financing the purchase of Goods and/or Services other than for participation in the Plan as provided in Section 3.11.  Applicants who wish to apply for an Account under the Plan must submit a completed application on a form or in an electronic format approved by Bank, and Bank shall grant or deny the request for credit based solely upon Bank’s credit criteria.  When facilitating any method of application, AMO shall follow all applicable Operating Procedures. The application shall be submitted to Bank by the Applicant or submitted by AMO on behalf of the Applicant, as required in the Operating Procedures.  If Bank grants the request for an Account, Bank will issue a Credit Card to the Applicant to accesses an individual line of credit in an amount determined by Bank.

(b)           Bank shall make available, and AMO shall utilize, as applicable, the following application procedures as of the Closing Date: Batch Prescreen Applications, Address Verification Service, Instant Credit (Web and telephone based) and mail-in application procedures.  See also subsection (d) below regarding the Web Application procedure.  To the extent the same are available under the Crosstown Traders Program as in effect on the date hereof, the Bank further agrees to provide each Cardholder with the ability to view its Account information and billing statements online, make payments on such Cardholder’s Account via automated clearing house transfer or other payment mechanism approved by the Bank and send other secure correspondence; obtain billing statements; set up personal credit alert reminders; and request a credit line increase on-line.  Bank will make available the use of its smart messaging system at no cost to AMO provided the messaging format and volume are substantially similar to the Crosstown Traders Program currently provided.  See also clause (d) below.  Bank hereby represents that as of the date hereof and as of the Closing Date, it does not provide On-Line Prescreen services to the Crosstown Traders Program.

(c)           Regarding applications submitted in whole or in part by AMO, AMO agrees that it will (i) protect and keep confidential any and all Applicant information (which information shall be Bank Consumer Personal Information) acquired as a result of participating in the submission of any such applications, and not disclose the information (except as required by Applicable Law or legal process) to anyone other than authorized representatives of Bank,

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

and its representatives and agents, and (ii) follow all Operating Procedures applicable to such Bank Consumer Personal Information.

Bank shall make available the Web Application procedure by establishing a website for such purpose, which shall be accessible from AMO’s website.  AMO acknowledges that as of the date hereof, such website has been established.  Bank will maintain and operate the website and Web Application procedure consistent with past practices. AMO shall appropriately monitor its website to ensure proper functioning.  In the event Bank changes or otherwise modifies the website address for its designated website, AMO will either update or modify its website thereto, as directed by Bank.  In providing Web Application on the AMO website, if appropriate, AMO shall make it clear and conspicuous that the Customer is leaving AMO’s website and is being directed to Bank’s website for the exclusive purpose of accessing Bank’s website and submitting an application for credit.  AMO agrees that, in connection with the Web Application, it will use Bank’s name, or any logo, statements, or any other information that is related to Bank, only as directed by Bank, or as previously approved by Bank in writing. Without limiting the generality of the scope of required approvals, but by way of example, AMO shall seek Bank’s approval not only with respect to content, but also with respect to any typestyle, color, or abbreviations used in connection with the Web Application.

If Accounts opened via Web Applications prove to be unprofitable to Bank, Bank shall have the right upon thirty (30) days prior written notice to AMO to propose that AMO pay Bank a certain fee related to Web Applications.  However, Bank shall not impose such fee if within such thirty (30) days after receipt of Bank’s notice setting forth the amount of such fee, AMO has rejected the fee and proposed an alternative.  However, Bank may choose to discontinue Web Applications if the parties cannot agree upon a fee or an alternative.

(d) Bank agrees that, to integrate and maintain the webpage and to ensure access to the Plan website and reduce technical errors, it will use commercially reasonable efforts to ensure that its software providing the link will function, and continue to function, in a sound technical manner. Bank hereby represents and warrants that as of the date hereof and as of the Closing Date, its software providing the link functions in a sound technical manner consistent with past practice (including cooperating with Charming Shoppes of Delaware, Inc. in performing its obligations related thereto as set forth in Appendix A to that certain Transition Services Agreement to be entered into between Charming Shoppes of Delaware, Inc. and AMO).  AMO branding style (including color, font and type size), marketing content and marketing design format of the Plan website shall be subject to approval by the parties.  Bank shall appropriately monitor the Plan website to ensure it is functioning properly. AMO represents and warrants that, to integrate and maintain the link, and to ensure access to the Plan website and reduce technical errors, it will use its commercially reasonable efforts to ensure that its software providing the link will function, and continue to function, in a sound technical manner. AMO shall appropriately monitor the link to ensure it is functioning properly. In the event Bank changes or otherwise modifies the website address for the Plan website, AMO will either update or modify the link as reasonably requested by Bank.  AMO agrees that, in connection with the link, it will only use Bank's name, or any logo, statements, or any other information that is related to Bank, only in accordance with this Agreement, or as approved in advance and in writing by Bank.  Bank shall ensure that the Bank's Privacy Policy is clearly and prominently posted on the pages of the Plan website.

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

(e) Each party represents and warrants to the other with respect to its Internet site used to support the Plan as of the Closing Date and during the Term of this Agreement that such party has the license, right or privilege to use the hardware, software and content acquired from third parties for use in its respective Internet website, and that it is the owner (or licensee) of all hardware, software and content used in its respective Internet website and that neither the website as a whole, nor any part thereof, infringes upon or violates any patent, copyright, trade secret, trademark, invention, proprietary information, nondisclosure or other rights of any third party.

2.3           Operating Procedures.  Each of AMO and Bank shall observe and comply with the Operating Procedures and such other reasonable procedures as Bank may prescribe on not less than thirty (30) days’ prior notice to AMO or otherwise required by Applicable Law.  The Operating Procedures may be amended or modified by Bank from time to time in its reasonable discretion; provided, however, unless such changes are required by Applicable Law, a copy of any such amendment or modification shall be provided to AMO at least thirty (30) days before its effective date, and for those changes required by Applicable Law, notice shall be given as soon as practicable.  The initial Operating Procedures are attached hereto as Schedule 2.3.

2.4           Plan Documents (Forms and Collateral).  (a)  Forms - General. Subject to (b) below, Bank shall design, determine the terms and conditions of, and generate the form of the Credit Card Agreement, applications, Credit Card, card mailers, privacy notices, Billing Statements (including backers), Cardholder letters, templates, and other documents and forms  to be used under the Plan which (i) relate to the Plan, (ii) relate to Bank’s and/or the Cardholder’s obligations, (iii) are used by Bank in maintaining and servicing the Accounts; or (iv) are required by Applicable Law (collectively, “Forms”).  By way of clarification, Bank’s responsibilities do not include any obligations AMO may have as a retailer, such as creating the form of Charge Slips and Credit Slips.  All Forms shall be in the English language only unless otherwise agreed by the parties in writing, and there shall be only one design for each Form as to each AMO Business (which are the five (5) identified on Appendix A).

(b)           Forms - Conditions.  The provisions of (a) above are subject to the following conditions.  First, Bank’s actions are subject to Section 3.6 (d), Applicable Law, and Section 2.10.  Second, Bank and AMO shall jointly design any Customer marketing aspects of Billing Statements, Credit Cards, and card mailers.

(c)           Collateral. AMO may design and produce promotional material, direct mail pieces, catalog, newspaper, radio and Internet advertisements, and other collateral documents (collectively, “Collateral”) which reference the Plan.  AMO shall submit all Collateral to Bank for its review and approval of the Plan disclosures, as well as references to the Plan and use of Bank Marks.  Pursuant to this review and approval process, AMO will make (or have made) all changes that Bank requests to satisfy Applicable Law and/or in exercising its rights under this Agreement promptly following such request.  Except as otherwise set forth in this Agreement, AMO shall otherwise have sole discretion as to any action with respect to any catalogue mailing or circulation.

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

(d)           Bank’s Costs.  Subject to subsection (e) below, Bank will at its expense provide to AMO at one central location, the template of any appropriate Forms.

(e)           AMO’s Costs.

(i) AMO Re-issuances. AMO shall pay all costs related to any re-issuance of Credit Cards to Cardholders that AMO requests or that is necessitated by AMO’s decisions and/or actions (collectively “AMO Re-issuances”).  The costs associated with an AMO Re-issuance include those of the card itself (including all embossing and encoding), card mailers, envelopes, Credit Card Agreements, other Forms, Collateral, and postage.  As a point of clarification, none of the following constitutes an AMO Re-issuance: Bank’s replacement (on an Account-by-Account basis) of lost or stolen Credit Cards, expired Credit Cards, or in response to some other Cardholder request.

(ii)           Variations from Bank’s Standards.  If, in Bank’s good faith determination, a request or requirement (as applicable) of AMO with regard to any Plan Documents requires a variation from Bank’s standard specifications, and such variation causes an increase in any cost of Bank, the following shall apply. First, Bank will advise AMO in writing of the variance and provide a written estimate of the related cost increase.  Second, AMO shall thereafter notify Bank in writing of its decision to forego the request, to modify the request such that no cost increase is generated, or agree to bear the additional expense. In the event any Forms become obsolete as a result of changes requested by AMO or is reasonably necessitated by its decisions and/or actions, AMO shall reimburse Bank for the itemized and documented costs associated with any unused obsolete Forms.

(iii)           Mass Mailings.  As to any mass mailings requested by AMO (including but not limited to catalog mailings, pre-approved mailings, and zero balance mailings), AMO shall pay all costs of such mass mailings.

2.5           Marketing and Promotion of Plan.  (a) Throughout the Term of this Agreement, AMO shall take commercially reasonable steps to actively and consistently market, promote, participate in and support the Plan in a manner consistent with past practices, which may include, without limitation, those marketing promotions set forth in Schedule 2.5 (a) and such other methods mutually agreed upon by AMO and Bank.  AMO and Bank will jointly agree upon programs to market the Plan, both initially and on a continuing basis. Once AMO and Bank agree upon standards for the use of AMO Marks and Bank Marks, respectively, neither party will deviate from such standards without express prior approval of the other party. Bank must approve in advance AMO’s use of Bank’s Marks and any references to the Plan.  Any cross-marketing agreements between AMO and Bank are subject to the mutual agreement of the parties at a later date.

(b)           Bank shall contribute the amounts, if any, set forth in Schedule 2.5 (b) to apply to marketing and promotion expenses associated with the Plan.  All of such funds shall be referred to herein as the “Marketing Fund.”  If the Marketing Funds are not used in the Plan Year or other time period contributed, they will roll over to the next Plan Year.  AMO shall pay all marketing and promotion expenses directly as they are incurred, and, if any funds are then available in the Marketing Fund, shall send Bank an invoice for the aggregate amount of

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

the expenditures mutually agreed upon by the parties, together with copies of paid invoices or other supporting documentation reasonably satisfactory to Bank for such expenses.  Bank shall then reimburse AMO (within 30 days of Bank’s receipt of each individual’s reimbursement request) until Bank’s maximum contribution amount for the applicable Plan Year has been met.  Bank shall have the right to cease the availability of the Marketing Funds contributed by Bank for any future marketing or promotions if either party: (i) terminates this Agreement, (ii) notifies the other party of an intent to terminate or the fact that the notifying party has already terminated this Agreement, or (iii) notifies the other of an intent to allow this Agreement to expire.  However, Bank shall renew the availability of the Marketing Funds for the then current Plan Year on a retroactive basis under the following circumstances.  If, despite the occurrence of  (i), (ii), or (iii) but prior to this Agreement’s expiration or termination, the parties renew this Agreement and/or extend the expiration date by at least one (1) year.

2.6           Administration of Accounts and Plan.  Bank shall perform, in compliance with Applicable Law, all functions necessary to administer and service the Accounts, including but not limited to: processing of applications; Credit Card production and issuance; making all necessary credit investigations; notifying Applicants in writing of acceptance or rejection of credit under the Plan; preparing and mailing Billing Statements; making collections; handling Cardholder inquiries; and processing payments.  Bank reserves the right to deny (or reverse) an extension of credit for particular transactions in order to comply with Applicable Law, which might include but not be limited to prohibitions against transactions related to gambling.

2.7           Credit Decision.  Subject to the other provisions of this Section 2.7, the decision to extend credit to any Applicant under the Plan shall be Bank’s decision.  Bank will work in good faith with AMO to develop business strategies with respect to the issuance of Credit Cards which are intended to maximize the potential of the Plan, and which are mutually beneficial to AMO and Bank, provided the same are generally consistent with the strategies utilized in connection with the Crosstown Traders Program.  In addition to Promotional Programs, commencing February 1, 2009 AMO may from time to time request Bank to consider offering certain other types of special credit programs.  Bank shall reasonably consider AMO’s requests and negotiate with AMO in good faith.  However, Bank shall, in its sole discretion, subject to Applicable Laws and its safety and soundness considerations, determine whether or not to offer any of such programs.  In the event Bank agrees to any special credit program, such agreement shall be documented in the form of a written amendment, which amendment shall set forth any applicable terms related thereto, including but not limited to fees associated with the special credit program.  The Bank hereby agrees that in connection with the Plan it will continue to utilize substantially similar credit criteria as it currently uses with respect to the Crosstown Traders Program (which credit criteria are attached as Schedule 2.7 hereto) and that it shall continue to offer and maintain Accounts in a manner substantially consistent with such credit criteria.  Bank hereby represents that the criteria attached as Schedule 2.7 accurately reflect the credit criteria currently applied by Bank under the Crosstown Traders Program and that Bank has no present intent to modify such criteria.  In addition, during the Term of this Agreement, except as may otherwise be required to comply with Applicable Law, Bank shall offer and maintain Accounts in such a manner that would not impair the ability of Bank to consummate a sale of the Accounts under the WFNNB Account Portfolio Purchase/Sale Agreement (or after the termination of the

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

WFNNB Account Portfolio Purchase/Sale Agreement under any other Account Portfolio Purchase/Sale Agreement).  Bank hereby agrees that unless Bank determines, in its reasonable discretion (after consultation with AMO) that continued usage of such credit criteria would have a material adverse effect on the Bank’s ability to consummate a sale of the Accounts under the WFNNB Account Portfolio Purchase/Sale Agreement or unless otherwise required by Applicable Law, it shall not amend, supplement or otherwise modify the aforementioned credit criteria attached hereto as Schedule 2.7 unless Bank obtains AMO’s prior written consent.

2.8           Ownership of Accounts and Information. (a) The parties recognize that Cardholders are Customers, and that each of Bank and AMO has certain ownership rights in information relating to such individuals in their respective roles as Cardholders and Customers.  The parties acknowledge that the same or similar information may be contained in the Bank Cardholder Information (defined below) and the AMO Customer Information (defined below); such common information being referred to herein as “Common Information”.  Each such pool of data shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder.  For example, in subsection (b) below Bank is authorized to use AMO Customer Information only for certain limited purposes.  For illustrative purposes only, presume such information included names of both Customers who were Cardholders and non-Cardholder Customers. The names of those who were both Customers and Cardholders would be Common Information. So, Bank would not be limited by the terms of subsection (b) as to such names. However, the names of non-Cardholder Customers would not be Common Information, and thus would be subject to the limitations set forth in subsection (b). Likewise, though subsection (c) below limits what AMO can do with Bank Cardholder Information, such limitations do not apply to that portion of Bank Cardholder Information that is comprised of Common Information.

(b)           The Customer’s names and addresses and other Customer information collected by AMO independent of Bank and set forth in AMO’s records shall be the exclusive property of AMO; such information and AMO’s Common Information shall be referred to collectively as “AMO  Customer Information”.  AMO Customer Information might or might not be comprised exclusively of AMO’s Consumer Personal Information. As requested by Bank, AMO shall provide the names and addresses of Customers to Bank, to be used only for purposes of (i) evaluating such Customer’s creditworthiness, (ii) soliciting such Customers for Credit Cards, (iii) administering  the Plan in accordance with the terms of this Agreement and Applicable Law. Bank shall protect the confidentiality of such information as set forth in Section 10.17.

(c)           (i)           The Accounts and all information related thereto set forth in Bank’s records, including without limitation the information listed in Schedule 2.8, the information obtained through applications, the receivables, names, addresses, credit, and transaction information of Cardholders shall be the exclusive property of Bank during the Term, and thereafter (unless the Accounts are purchased by AMO or its designee pursuant to Section 9.5). Such information and Bank’s Common Information shall be referred to collectively as “Bank Cardholder Information”. Bank Cardholder Information might or might not be comprised exclusively of Bank’s Consumer Personal Information.

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

(ii)           Bank shall provide to AMO monthly one (1) master file extract, initially containing the information set forth on Schedule 2.8 to the extent such information is available to and may be shared by Bank, and subject to change by Bank at any time.  Bank shall also provide to AMO any other Bank Cardholder Information agreed to by AMO and Bank, to the extent permitted by Applicable Law and Bank’s privacy and security policies. AMO may use such information in connection with maintaining and servicing the Accounts; furthermore, AMO may use it to market its Goods and/or Services or its business in general to the Cardholders, but in any event only as permitted by Applicable Law.  The parties recognize that AMO’s efforts related to such approved purposes might necessitate disclosure of Bank Cardholder Information to AMO’s vendors and contractors.  Such disclosure shall be permitted, provided the third-parties agree in writing to use the information only for the aforementioned approved purposes and to protect the confidentiality of such information as set forth in Section 10.17.  Except as so provided, unless Bank consents otherwise in advance and in writing, AMO shall keep such Bank Cardholder Information confidential as set forth in Section 10.17, and shall not disclose such information to any third party nor sell, lease, or otherwise transfer such information to any third party.

(iii)           Notwithstanding any provision herein to the contrary, except as may be necessary to effectuate a conversion or sale of the Accounts under Section 9.5 as set forth below, at no time shall Bank have any right to use any information relating to the Plan, the Accounts, the Customers or the Cardholders (other than any such information which satisfies any of clauses (i) through (iv) of Section 10.17(a)) for any marketing purposes whatsoever other than with respect to the Plan unless it shall have previously obtained AMO’s consent in writing.  For the avoidance of doubt, nothing in this clause (iii) shall limit the ability of Bank to use such information as may be required by Applicable Law.  In connection with a conversion or sale of the Accounts under Section 9.5, Bank or the purchaser of the Accounts shall be entitled to market to the Cardholders any of the programs permitted in connection with a wind up of the Plan under Section 9.5(b)(iii); provided, however, that in so marketing the card, Bank and such purchaser shall not be entitled to use any sales history or other transaction history or other information obtained or related to the usage of the Credit Card which occurred during the operation of the Plan or the Crosstown Traders Program.  For clarification, once the Cardholders’ Accounts are converted to non-AMO Accounts in accordance with Section 9.5, then such Cardholders shall have an independent relationship with Bank and Bank’s use of information obtained after the conversion date not in violation of this Agreement, and so long as the same does not constitute Confidential Information of AMO hereunder, shall not be subject to the restrictions herein.

2.9           Protection Programs and Enhancement Marketing Services.  (a) Protection Programs. AMO and Bank agree that Bank will have the exclusive right but not the obligation to make available to Cardholders* various types of debt cancellation and credit related protection programs (collectively referred to herein as “Protection Programs”) offered by Bank.  Commencing February 1, 2009, Bank may but is not obligated to offer such Protection Programs through direct marketing channels including but not limited to telemarketing, call transfer (of inbound calls to Bank and not inbound calls to AMO), inbound customer service call offers (inbound calls to Bank and not inbound calls to AMO), call to confirm programs,

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

IVR, and eCS.  Bank also has the right but not the obligation to make written offers through Billing Statement bangtails and inserts Billing Statement messaging, and direct mail. The fees for Protection Programs will be charged to the applicable Cardholder’s Account.  AMO will assist Bank’s effort to offer Protection Programs so long as such assistance will not require AMO to incur any direct expense or cost.  Bank shall have the right but not the obligation to immediately terminate any Protection Programs if and when either party:  (i) terminates this Agreement, (ii) notifies the other party of an intent to terminate or that the notifying party has already terminated this Agreement, or (iii) notifies the other of an intent to allow this Agreement to expire.

*Recognizing that, with regard to non-Cardholder Customers who have specifically rejected an offer of credit from Bank (or offer to apply for same), AMO has the right to offer its own debt cancellation and credit related protection programs and products.

(b)           Pursuant and subject to the provisions of this Section 2.9 (b) and Schedule 2.9 (b), commencing February 1, 2009, AMO shall have the right (but not the obligation) to market to Customers products and services which are not Protection Programs and which are sold to Customers by third-party vendors of AMO and not AMO itself (collectively, “AMO Enhancement Marketing Services”). AMO Enhancement Marketing Services shall include, but not be limited to, travel clubs, legal services, and merchandise.  The parties shall also adhere to the provisions set forth in Schedule 2.9 (b).

(c)           Pursuant and subject to the provisions of this Section 2.9 (c), AMO’s rights under Section 2.9 (b) and Schedule 2.9 (b), and AMO’s rights under this Section 2.9 (c) and Schedule 2.9 (c), commencing February 1, 2009 Bank may (but is not obligated) to solicit Cardholders, through solicitations made in connection with their Accounts, those products and services (which are not Protection Programs and not competitive with Goods and/or Services, or AMO Enhancement Marketing Services, which shall be referred to herein as “Bank Enhancement Marketing Services”); provided, however, that Bank may not begin to market or sell any particular AMO Enhancement Marketing Service without AMO’s prior written approval of such AMO Enhancement Marketing Service (not to be unreasonably withheld). It shall not be deemed unreasonable for AMO to fail to provide such approval solely because AMO plans to market competing Goods and/or Services or AMO Enhancement Marketing Services.  Bank Enhancement Marketing Services may. include, but not be limited to, travel clubs, legal services, and merchandise products. Bank may but is not obligated to offer Bank Enhancement Marketing Services through direct marketing channels including but not limited to telemarketing, call transfer, inbound customer service call offers, call to confirm programs, IVR and ECS.  Bank also has the right but not the obligation to make written offers through Billing Statement bangtails and inserts, Billing Statement messaging, and direct mail. Bank will notify AMO of proposed offers through direct mail, telemarketing, statement inserts, and statement messaging prior to execution.  The charges for Bank Enhancement Marketing Services will be billed to the applicable Cardholder’s Account when appropriate.  Bank shall have the right but not the obligation to immediately terminate any Bank Enhancement Marketing Services if and when either party:  (x) terminates this Agreement, (y) notifies the other party of an intent to terminate or that the notifying party has already terminated this Agreement, or (z) notifies the other of an intent to allow this Agreement to expire. In addition, Bank shall also adhere to the requirements set forth on Schedule 2.9 (c).

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

2.10                      Ownership and Licensing of the Party’s Marks.  (a)  Subject to the other provisions of this Agreement, AMO hereby grants to Bank a non-exclusive (except as to branded credit account and card plans per Section 3.11), non-transferable license to use the AMO’s Marks solely in satisfaction of its duties, rights and obligations described in this Agreement, including without limitation, using same in any and all promotional materials, Account documentation, advertising, websites, marketing, and solicitations related to the Plan, during the Term.  Bank shall use the trademark designations “®” or “TM” or such other designation as AMO may specify or approve in connection with the AMO’s Marks on the Credit Cards, Account documentation and promotional materials.  Bank agrees it will not use the AMO’s Marks on or in connection with any products or services or for any other purpose other than as explicitly described in this Agreement except as required by Applicable Law.  For the avoidance of doubt, Bank may not use AMO’s Marks in connection with the marketing and sale of any Bank Enhancement Marketing Service without the prior written consent of AMO.

(b)           Anything in this Agreement to the contrary notwithstanding, AMO shall retain all rights in and to AMO Mark pertaining to such Accounts, and all goodwill associated with the use of AMO Marks (whether under this Agreement or otherwise) shall inure to the benefit of AMO.  AMO shall have the right, in its sole and absolute discretion, to prohibit the use of any AMO Marks in any Forms, advertisements or other materials or references proposed to be used by Bank which AMO in its reasonable business judgment deems objectionable or improper.  Bank shall cease all use of AMO Marks upon the termination of this Agreement for any reason unless Bank retains the Accounts after termination of the Agreement. In that case, Bank may use AMO Marks solely in connection with the administration and collection of the balance due on the Accounts.

(c)           AMO recognizes that Bank is the sole owner of the Bank Marks, that AMO has no rights of ownership or license therein, and that AMO is not entitled to (and shall not) use the Bank’s Marks other than as explicitly and specifically provided in this Agreement. As a point of clarification, Bank has and retains all rights in and to Bank’s Marks and the use thereof, and all goodwill associated with the use of Bank’s Marks (whether under this Agreement or otherwise) shall inure to the benefit of Bank.  Bank shall have the right, in its sole and absolute discretion, to prohibit the use of any Bank’s Marks in any Plan Documents, advertisements, or other materials or references proposed to be used by AMO which Bank in its reasonable business judgment deems objectionable or improper.  AMO shall cease all use of Bank’s Marks upon the termination of this Agreement for any reason.

SECTION 3.  OPERATION OF THE PLAN

3.1           Honoring Accounts.  AMO agrees that each AMO Business will honor any Account properly issued and authorized by Bank and bearing an AMO Brand that corresponds with such AMO Business, as set forth in Appendix A. For example, the AMO Business “Arizona Mail Order” shall be authorized to honor a properly issued and authorized Account bearing the AMO Brand “Coward Shoes”, as long as that AMO Brand remains related to that AMO Business. In addition, as of the Closing Date, and subject to Schedule 3.1, there shall be Cross Shopping between and amongst all the AMO Businesses and AMO

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

Brands. Furthermore, AMO shall deliver to Bank all Transaction Records evidencing transactions made under the Plan, in accordance with the provisions of this Agreement and the Operating Procedures.

3.2           Re-Branding of Accounts with Lost Utility.  The parties agree that, in the event certain Accounts (including their corresponding Credit Cards) lose utility with respect to certain geographic market areas as a result of changes in AMO’s business, Bank shall have the right to re-brand the Accounts for the affected Cardholders and issue such Cardholders a replacement or substitute account (including, at Bank’s discretion, a corresponding card) with such characteristics as Bank considers appropriate.  Such new accounts (and any corresponding cards) shall not be part of the Plan nor governed by this Agreement, but also shall not be issued in connection with any other retailer. Bank shall be responsible for providing any affected Cardholders with notice of such changes.  The cost of designing and issuing such new cards shall be borne by Bank.  Prior to issuing any newly branded accounts for the AMO Brands or AMO Businesses, Bank shall discuss the matter with AMO.

3.3           Cardholder Disputes Regarding Accounts, and Goods and/or Services.  (a) AMO shall promptly notify Bank regarding any Cardholder dispute regarding an Account.  This includes but is not limited to claims related to outstanding balances, Bank reports to credit bureaus, finance charges, fees, and collection efforts (e.g., notification that the Cardholder has filed bankruptcy or wants collection communications directed to legal counsel, etc.).

(b)           AMO shall act promptly to investigate and work to resolve disputes with Cardholders regarding Goods and/or Services obtained through AMO pursuant to the Plan.  AMO shall timely process credits or refunds for Cardholders utilizing the Plan.

3.4           No Special Agreements.  AMO will not extract any special agreement, condition, fee, or security from Cardholders in connection with their use of a Credit Card, unless approved in advance by Bank in writing.

3.5           Cardholder Disputes Regarding Violations of Applicable Law.  AMO shall assist Bank in further investigating and using its reasonable efforts to help resolve any Applicant or Cardholder claim, dispute, or defense which may be asserted under Applicable Law.

3.6           Payment to AMO; Ownership of Accounts; Fees; Accounting.  (a)  Unless otherwise agreed to by the parties in a written amendment to this Agreement, there shall be one (1) settlement for all AMO Businesses.  AMO shall electronically transmit all Transaction Records (from its main offices and/or its Sales Channels) to Bank within a reasonable period of time and in a format acceptable to Bank. Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Transaction Records and, in the time frames specified herein, Bank will remit to AMO an amount equal to the Net Proceeds indicated by such Transaction Records for the Credit Sales Day(s) for which such remittance is made. Bank will transfer funds via Automated Clearing House (“ACH”) to an account designated in writing by AMO to Bank (the “AMO Deposit Account”).  The parties recognize and agree that the above referenced designation may come as part of, and be subject to, a deposit account control agreement entered into by the parties and one or more third-parties with whom AMO has a relationship.  If Transaction Records are received by Bank’s

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

processing center before 12 noon Eastern time on a Business Day, Bank will initiate such ACH transfer no later than 12 noon on the second Business Day thereafter.  In the event that the Transaction Records are received after 12 noon Eastern time on a Business Day, then Bank will initiate such transfer no later than 12 noon on the third Business Day thereafter.  The term “initiate” shall mean that Bank shall transmit an ACH file to Bank’s financial institution for settlement on the next Business Day.

(b)           Bank shall own all the Accounts under the Plan from the time of establishment, and except as otherwise provided herein, AMO shall not have any right to any indebtedness on an Account or to any Account payment from a Cardholder arising out of or in connection with any Purchases under the Plan.  Effective upon the delivery of each Charge Slip by AMO to Bank and payment to AMO by Bank pursuant to Section 3.6(a), AMO shall be deemed to have transferred, conveyed, assigned and surrendered to Bank all right, title or interest in all such Charge Slips and in all other rights and writings evidencing such Purchases, if any.

(c)           All Transaction Records are subject to review and acceptance by Bank.  In the event of a computational or similar error of an accounting or record keeping nature with respect to such Transaction Records, Bank may credit to the AMO’s Deposit Account or net against the Net Proceeds (as the case may be) the proper amount as corrected. If the Net Proceeds are insufficient, AMO shall remit the proper amount to Bank immediately upon written demand.  Upon any such correction, Bank shall give AMO prompt notice of same, including details of the discrepancy and correction.

(d)           The Credit Card Agreement shall initially include the terms and conditions regarding rates and fees as are set forth in Schedule 3.6 (d) (“Rates and Fees”).  Bank hereby represents that these Rates and Fees accurately reflect such rates and fees charged in connection with the Crosstown Traders Program as of the date hereof.  In connection with its servicing of the Accounts, Bank may make changes to the Credit Card Agreement on an individual Account by Account basis and without notice to AMO.  On other than an Account by Account basis, Bank may make non-Rates and Fees changes at any time, or as required by Applicable Law, but must provide notice of same to AMO as is reasonable under the circumstances. With respect to any changes in the Rates and Fees, Bank will, prior to making any such changes, notify AMO of such changes and discuss such changes with AMO.

(e)           AMO shall obtain and maintain at its own expense such Point of Sale terminals, cash registers, network (electronic communication interchange system), telephone or other communication lines, software, hardware and other items of equipment as are necessary for it to request and receive authorizations, transmit Charge Slip and Credit Slip information, process applications and perform its obligations under this Agreement. The computer programs and telecommunications protocols necessary to facilitate communications between Bank and AMO (and/or Bank and specific Sales Channels, if applicable) shall be determined by Bank from time to time, subject to reasonable prior notice of any change in such programs, equipment or protocols.

(f)           AMO shall be responsible for ensuring that all Promotional Program Purchases are properly designated as such on the Transaction Record in accordance with Bank’s instructions.

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(g)           Bank may, if AMO fails to pay Bank any amounts due to Bank pursuant to this Agreement for more than thirty (30) days after the due date, offset such amounts against the Net Proceeds or any other amounts owed by Bank to AMO under this Agreement.

(h)           In the event either party fails to pay the other party any sum when due hereunder and such failure continues for ten (10) days after written notice that the same is past due, interest shall commence to accrue on the unpaid amount at an annual interest rate equal to twelve percent (12%) per annum from the date such sum was due until the date the same is paid in full.

3.7           Bank Mailings; Insertion of AMO’s Promotional Materials.  Envelope space (including bangtail) for Billing Statements and Credit Card mailers shall be allocated as follows:

(a)           “Priority Materials”, defined as: legally required material, privacy notices, disclosures, Cardholder notices, Billing Statements, new Credit Card mailers, Credit Card Agreement, and notices sent by Bank;

(b)           Bank’s other inserts (including bangtail).

(c)           AMO’s promotional materials, subject to the following terms:

At AMO’s request, Bank will include with the Billing Statements and new Credit Card mailers AMO promotional materials (including those relating to AMO Enhancement Marketing Services described in Schedule 2.9 (b)) provided by AMO (which promotional materials shall be prepared and provided to Bank or its vendor at AMO’s expense), so long as the materials:  (i) are provided to Bank at least thirty (30) days prior to the scheduled mailing date of such statements or notices and pursuant to an insert schedule that AMO provided to Bank at least sixty (60) days in advance; (ii) have been approved as to content by Bank (in its reasonable discretion) with respect to any manner of reference to Bank or the Plan; (iii) meet all size, weight, or other specifications for such inserts as shall be reasonably set by Bank from time to time; (iv) would not require the removal (in Bank’s standard envelope) of Priority Materials and/or Bank’s other inserts; and (v) are paid for by AMO, along with all additional postage costs caused by Bank’s insertion of such materials.  Notwithstanding the immediately preceding sentence, Bank must provide AMO reasonable advance notice of any such additional postage charge.  Furthermore, Bank shall only insert AMO materials (and charge such additional expense to AMO) if AMO approves such insertion regardless of the additional postage costs.  In addition to paying for the costs and expenses of the promotional materials and additional postage expenses as set forth above AMO shall pay Bank an insert fee for any AMO promotional materials inserted in accordance with this Section 3.7 in an amount equal to $0.02 per billing statement in which such insertion is inserted.  Bank hereby represents that the foregoing accurately represents the actual costs incurred by Bank in performing the insertions as of the date hereof.

Bank reserves the right to disallow any inserts which are in violation of Applicable Law, conflict with any other provision of this Agreement, or whose subject matter is reasonably deemed by Bank to be salacious in nature.

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3.8           Payments.  All payments to be made by Cardholders with respect to any amounts outstanding on the Accounts shall be made in accordance with the instructions of Bank and at the location or address specified by Bank.  AMO hereby authorizes Bank, or any of its employees or agents, to endorse “Spirit of America National Bank” upon all or any checks, drafts, money orders or other evidence of payment, made payable to AMO and intended as payment on an Account, that may come into Bank’s possession from Cardholders and to credit said payment against the appropriate Cardholder’s Account.  Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless a Purchase is charged back to AMO pursuant to the provisions of Section 3.9 and 3.10.

3.9           Chargebacks.  Bank shall have the right to charge back AMO the amount of any Purchase, including the unpaid principal balance, applicable sales tax, accrued and billed finance charges, fees, charges and any of such amounts written off by Bank.

(a)           If any Applicant or Cardholder claim, defense, dispute, or basis for non-payment is based on an alleged action or inaction by AMO and/or otherwise involves the Goods and/or Services, including but not limited to an alleged: (i) breach of warranty or representation; (ii) unauthorized use of the Credit Card; (ii) charge for something other than an actual Purchase; (iii) the Charge Slip related to the Purchase is a duplicate of one already paid and/or the price on it differs from the price on the Cardholder’s copy of same; and/or (Bank’s determination, upon receipt of a fraud affidavit from the Cardholder, that the signature on any Charge Slip has been forged or is counterfeit; or

(b)           If Bank determines that, with respect to such Purchase or the Account that:  (i) there is a breach of any warranty or representation made by or with respect to AMO under this Agreement; (ii) there is a failure by AMO to comply with any term or condition of this Agreement, which failure shall not have been cured within fifteen (15) days after receipt of written notice thereof from Bank; or (iii) after; or

(c)           For any chargeback reason as set forth in the Operating Procedures.

3.10                      Exercise of Chargebacks.  With respect to any amounts to be charged back pursuant to Section 3.9, Bank will offset such amount as part of the Net Proceeds to be paid to AMO, to the extent the balance thereof is sufficient or Bank may demand payment from AMO in immediately available funds for the full or any partial amount of such chargeback.  Upon payment in full of the related amount by AMO to Bank, or off-setting, as the case may be, Bank shall transfer to AMO, without any representation, warranty or recourse, all of Bank’s right to payments of such amounts charged back in connection with such Purchase.  Bank will exercise commercially reasonable efforts to cooperate with AMO in any efforts by AMO to collect the chargeback amount.  Bank may reduce the amount owed by a Cardholder on any Purchase subject to chargeback, but the related chargeback shall then be equal to the reduced (or net) amount owed by the Cardholder.  AMO shall not resubmit or re-transmit any charged back Purchase to Bank, without Bank’s prior written consent.

3.11                      Non-Competition.  (a) AMO shall actively and consistently market, promote, participate in and support the Plan as set forth in this Agreement. Furthermore, except as

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otherwise provided in subsections (b), (c) and (d) below, AMO agrees that, in consideration of and as an inducement for Bank to make the Plan available to AMO as provided in this Agreement, AMO (including its Affiliates) shall not, either on its own or under contract or in concert with any third party, establish, provide, own, accept or process any (i) “private label” or “co-brand” revolving credit card, (ii) debit card that is  “branded” (with an AMO Mark or other mark related to or for the promotion of AMO and/or its Affiliates); or (iii) other Financial Product.

(b)           Notwithstanding the provisions set forth in subsection (a) above or elsewhere in this Agreement, nothing contained in this Agreement will be construed to prohibit or prevent AMO from accepting (i) any Card Association credit account and/or card that is not “branded”; (ii) any form of Card Association debit account and/or card that is not “branded”; or (iii) any fixed payment (installment) credit programs for Applicants declined by Bank.

(c)           The prohibitions set forth in subsection (a) will not apply: (i) as to a particular state after Bank has terminated the operation of the Plan in such state pursuant to Section 9.4; (ii) after termination or expiration of this Agreement, or (iv) in cases where AMO is exercising its rights under Section 3.14 of this Agreement.

(d)           Following the earlier to occur of January 31, 2009 or the date the WFNNB Account Portfolio Purchase/Sale Agreement is terminated, if the sale under the WFNNB Account Portfolio Purchase/Sale Agreement has not closed, Bank hereby acknowledges and agrees that AMO shall be permitted to enter into a Program Agreement at any time thereafter and its actions in connection therewith shall in no circumstances be deemed to violate, or be limited or restricted by, this Section 3.11.

(e)  See also Schedule 3.11.

3.12                      Postage.  If during the Term Bank’s aggregate cost of mailing Billing Statements, form letters, or Credit Cards (including card mailers) increases due to an increase in postage cost implemented by the United States Postal Service, the following provisions shall apply.  The parties shall evenly share any cost increase. Adjustments will be made for any subsequent decreases in the cost of postage.  Bank will use commercially reasonable efforts to obtain the best bulk rate discount for Plan related mailings.

3.13                      Reports.  Bank will deliver to AMO the reports set forth in Schedule 3.13, as specified therein and to the extent information is available and applicable.  Bank may provide any additional reports requested by AMO upon such terms and conditions (including cost) as are mutually agreed to by the parties.

3.14                      New Businesses and Existing Credit Program Conversions.

(a)           No Other AMO Obligations.  (AMO shall have no obligation to (1) include in the Plan any credit card portfolios acquired in connection with any merger, consolidation, acquisition or other transaction; (2) otherwise cause such portfolios to be transferred to Bank; or (3) otherwise transfer any such portfolios to Bank.  The non-competition provisions set

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forth in Section 3.11 shall not apply to the ownership and/or administration of accounts described in this Section 3.14, nor any additional accounts related thereto.

(b)           See also Schedule 3.11.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF AMO

AMO hereby represents and warrants to Bank as follows:

4.1           Organization, Power and Qualification.  As of the date of execution of this Agreement and as of the Closing, AMO is duly organized, validly existing and in good standing under the laws of its formation or organization and has full power and authority to enter into this Agreement and to carry out the provisions of this Agreement.  As of the date of execution of this Agreement and as of the Closing, AMO is duly qualified and in good standing to do business in all jurisdictions where located and/or conducting business, except where the failure to be so qualified would not have a material adverse effect on AMO’s business, AMO’s or Bank’s ability to perform as required under this Agreement, or operation of the Plan.

4.2           Authorization, Validity and Non-Contravention.  As of the date of execution of this Agreement and as of the Closing:

(a) This Agreement has been duly authorized by all necessary corporate proceedings (or analogous governing proceedings).  Further, this Agreement has been duly executed and delivered by AMO, and is a valid and legally binding agreement of AMO and duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(b)           No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over AMO is required for (nor would the absence of such adversely affect) the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c)           The execution and delivery of this Agreement by AMO and the compliance by AMO with all provisions of this Agreement:  (i) will not conflict with or violate any Applicable Law; and (ii) will not conflict with or result in a breach of or default under any of the terms or provisions of any indenture, loan agreement, or other contract or agreement to which AMO is a party (including but not limited to any under which AMO is an obligor or by which its property is bound) where such conflict, breach or default would have a material adverse effect on AMO or the Plan, nor will such execution, delivery or compliance violate or result in the violation of the Articles of Incorporation or By-Laws (or analogous rules of governance) of AMO.

4.3           Accuracy of Information.  All factual information furnished by AMO to Bank in writing at any time pursuant to any requirement of, or furnished in response to any written request of Bank under this Agreement or any transaction contemplated hereby has been,

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and all such factual information hereafter furnished by AMO to Bank will be, to AMO’s best knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified.

4.4           Validity of Charge Slips.  (a)  As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, each Charge Slip relating to such Transaction Records shall represent the obligation of a Cardholder in the respective amount set forth therein for Goods sold or Services rendered, together with applicable taxes, if any, and shall not involve any element of credit for any other purpose.

(b)           As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, AMO has no knowledge or notice of any fact or matter which would immediately or ultimately impair the validity of any Charge Slip relating to such Transaction Records, the transaction evidenced thereby, or its collectability.

4.5           Compliance with Law.  AMO’s conduct of its business, including but not limited to sales of Goods and/or Services and compliance with its obligations under the Plan, is in compliance with all Applicable Law, including but not limited to not engaging in: the sale of any illegal goods and/or services, the illegal sale of otherwise legal goods and/or services, and sales in violation of federal and state laws designed to prevent unlawful gambling, except where the failure to comply individually or in the aggregate, does not or will not have a material adverse effect on AMO, Bank or the Plan.

4.6           AMO’s Marks.  AMO has the legal right to use and to permit the Bank to use, to the extent set forth herein, AMO Marks.

4.7           Intellectual Property Rights.  In the event AMO provides any software or hardware to Bank, AMO has the legal right to such software or hardware and the right to permit Bank to use such software or hardware, and such use shall not violate any intellectual property rights of any third party.  Any software, hardware or technology provided by or on behalf of AMO is without warranty of merchantability or warranty of fitness for any particular use, and is provided “AS-IS”, but nothing in this Section 4.7 shall relieve AMO of its obligations set forth elsewhere in this Agreement with respect to the performance of its systems and operations.  Any software or other technology developed by or for AMO or its Affiliates, to facilitate the Plan, including but not limited to, software and software modifications developed in response to Bank’s request or to accommodate Bank’s special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of AMO and/or its Affiliates.  Nothing in this Agreement shall be deemed to convey a proprietary interest to Bank or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by AMO and/or its Affiliates, and Bank shall return to AMO all materials containing such intellectual property upon termination of this Agreement.

4.8           WFNNB Program Agreement.  AMO has entered into the WFNNB Program Agreement with World Financial Network National Bank and the same is in full force and effect on the date hereof and constitutes the legal and binding obligation of AMO and, to

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AMO’s knowledge, World Financial Network National Bank.  The anticipated Conversion Date under the WFNNB Program Agreement is on or before October 31, 2008.

SECTION 5.  COVENANTS OF AMO

AMO hereby covenants and agrees as follows:

5.1           Notices of Changes.  AMO will as soon as reasonably possible notify Bank of any:  (a) change in the name or form of business organization of AMO, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of AMO, the sale of a significant portion of its stock (or other form of ownership) or  the sale of a substantial amount of its assets not in the ordinary course of business, or any change in the control of AMO; (c) material adverse change in its financial condition or operations; (d) the planned opening or closing of any Sales Channels (including individual AMO Businesses); (e) any change in business practices of AMO that would have a material adverse effect on this Agreement or the Plan; or (f) any occurrence that would constitute a Bank Termination Event under Section 9.2.  AMO will furnish such additional information with respect to any of the foregoing as Bank may reasonably request, for the purpose of Bank’s evaluating the effect of such change on the financial condition and operations of AMO and on the Plan.  Prior to the earliest to occur of (x) February 1, 2009, (y) the closing under the WFNNB Account Portfolio Purchase/Sale Agreement and (z) the date of termination of the WFNNB Account Portfolio Purchase/Sale Agreement, AMO shall not discontinue or sell any Sales Channels or AMO Businesses (except that AMO shall have the right, in its sole discretion, to discontinue or sell all or any portion of the Lew-Magram Brand and/or Lew-Magram Business).

5.2           Conversion.  AMO shall use commercially reasonable good faith efforts to comply with the Conversion Plan (as such Conversion Plan may modified by the parties in accordance with Section 2.1(a)) and AMO shall not agree to any amendment or modification of the WFNNB Program Agreement which would reduce World Financial Network National Bank’s obligations with respect to the Conversion or extend or delay the Conversion Date (as such term is defined in the WFNNB Program Agreement) beyond January 31, 2009.   AMO shall request that World Financial Network National Bank comply with its obligations under the WFNNB Program Agreement with respect to the Conversion.

5.3           Access Rights.  Subject to (b) below, AMO will permit, once per Plan Year unless Bank has reasonable cause to do so more than once, authorized representatives designated by Bank, at Bank’s expense, to visit its facilities and inspect, to the extent permitted by Applicable Law, any of the books and records of AMO and/or its Sales Channels pertaining to Applicants, Accounts, Transaction Records and any category of payments owed by one party to the other, and to make copies and take extracts there from, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours.  In addition, AMO shall permit regulatory bodies having jurisdiction over Bank to visit its facilities related to the Plan during normal business hours with advance notice.

(b)           AMO’s obligations under (a) shall not be required to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged, or (iii) such

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records are AMO planning documents or those of any of its Affiliates, operating budgets, management reviews or employee records.

5.4           AMO’s Business.  AMO shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence (or analogous business form) and to comply with all Applicable Laws in connection with its business and the sale of Goods and/or Services, including, but not limited to: (i) compliance with all applicable license requirements related to its business, and (ii) fulfilling its obligations under the Plan.  AMO shall provide to Bank, annually, a forecast of the next year in terms of AMO’s total sales, number of catalog mailings (in aggregate and by Brand), and expansion or contraction of any Sales Channels.

5.5           Insurance.  AMO shall maintain insurance policies with insurers, and in such amounts and against such types of loss and damage, as are customarily maintained by other companies engaged in similar businesses within AMO’s industry.

5.6           Sales Information.  AMO shall furnish to Bank on a quarterly basis a report showing AMO’s total sales of Goods and/or Services, categorized by tender type.

5.7           Business Continuation/Disaster Recovery Plan.  AMO shall maintain a plan designed to mitigate damages resulting from Force Majeure or other causes that would threaten operation of AMO’s business and/or loss or exposure of information requiring protection as described in Sections 2.8 and 10.17.

5.8           Compliance with Agreement and Operating Procedures.  AMO shall use commercially reasonable efforts to ensure that its Affiliates, licensees, franchises, officers, directors, associates and agents comply with the terms of this Agreement and the Operating Procedures.

5.9           Compliance with Program Agreement and Conversion.  AMO will comply with its obligations under any Program Agreement and will use its commercially reasonable efforts to cooperate with Bank and the Program Provider in facilitating the Conversion.  AMO shall use its commercially reasonable efforts to perform its obligations under the Conversion Plan and acknowledges that, in connection with the Conversion, AMO will not request or require any system interface elements beyond those set forth in the Conversion Plan.

5.10                      Program Assets Sale Agreement.  If the WFNNB Account Portfolio/Sale Agreement is terminated, AMO and Bank shall endeavor in good faith until the expiration of the Term, or earlier termination of this Agreement in accordance with its terms to identify an Approved Replacement Purchaser with which Bank shall enter into an Account Portfolio/Sale Agreement (and Bank agrees to enter into an Account Portfolio/Sale Agreement with an Approved Replacement Purchaser) in form and substance reasonably acceptable to AMO and Bank, it being understood that an Account Portfolio/Sale Agreement shall be deemed to be reasonably acceptable to Bank so long as it contains terms that in the aggregate are not materially less favorable to Bank than those contained in the WFNNB Account Portfolio/Sale Agreement; provided that if such Account Portfolio/Sale Agreement provides for (i) a sale to an Approved Replacement Purchaser for a purchase price of less than 100% but greater than 80% of the aggregate Account Balances of the Accounts transferred thereunder (other

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than with respect to any Ineligible Accounts) and (ii) AMO agrees to pay to Bank an amount equal to 50% of the shortfall between (x) the actual purchase price and (y) 100% of the aggregate Account Balances of the Accounts transferred thereunder (other than with respect to any Ineligible Accounts), up to a cap of 10% of such aggregate Account Balances, then the purchase price under such Account Portfolio/Sale Agreement shall be deemed to be not materially less favorable to Bank than the purchase price contained in the WFNNB Account Portfolio/Sale Agreement and the purchase price shall be deemed reasonably satisfactory to Bank; provided, however if the Approved Replacement Purchaser is World Financial Network National Bank, any investment fund managed by Golden Gate Private Equity, Inc., Orchard Brands Corporation, or any of their respective affiliates or subsidiaries, then, unless Bank otherwise agrees, the Account Portfolio/Sale Agreement shall not be deemed reasonably acceptable to Bank unless the purchase price is 100% of the aggregate Account Balances of the Accounts transferred thereunder (other than with respect to any Ineligible Accounts).  In addition, in such event, Bank and AMO shall also endeavor in good faith until the expiration of the Term or earlier termination of this Agreement in accordance with its terms to identify a Program Provider with which AMO shall enter into a Program Agreement reasonably acceptable to AMO (it being agreed that such Program Agreement shall be deemed to be reasonably acceptable to AMO if it contains terms which in the aggregate are not materially less favorable to AMO than those contained in the WFNNB Program Agreement).

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BANK

Bank hereby represents and warrants to AMO as follows:

6.1           Organization, Power and Qualification.  As of the date of execution of this Agreement and as of the Closing, Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has full power and authority to enter into this Agreement and to carry out the provisions of this Agreement.  As of the date of execution of this Agreement and as of the Closing, Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Bank to carry out its obligations under this Agreement.

6.2           Authorization, Validity and Non-Contravention.  As of the date of execution of this Agreement and as of the Closing,

(a) This Agreement has been duly authorized by all necessary proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank and duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(b)           No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Bank is required for (nor would the absence of such materially adversely affect) the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

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(c)           The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement:  (i) will not conflict with or violate any Applicable Law; (ii) will not conflict with or result in a breach of the terms or provisions of any indenture, loan agreement or other contract or agreement to which Bank is a party (including but not limited to any under by which Bank’s property is bound) where such conflict, breach or default would have a material adverse effect on Bank, nor will such execution, delivery or compliance violate or result in the violation of the Charter or By-Laws of Bank.

6.3           Accuracy of Information.  All factual information furnished by Bank to AMO in writing at any time pursuant to any requirement of, or furnished in response to any written request of AMO under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Bank to AMO will be, to Bank’s best knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information has or will be stated or certified.

6.4           Compliance with Law.  As of the date of execution, Bank’s conduct of its business is in compliance with all Applicable Law, except where the failure to comply individually or in the aggregate, does not or will not have a material adverse effect on AMO, Bank or the Plan.

6.5           Intellectual Property Rights.  In the event Bank provides any software or hardware to AMO, Bank has the legal right to such software or hardware and the right to permit AMO to use such software or hardware, and such use shall not violate any intellectual property rights of any third party.  Any software, hardware or technology provided by or on behalf of Bank is without warranty of merchantability or warranty of fitness for any particular use, and is provided “AS-IS”, but nothing in this Section 6.5 shall relieve Bank of its obligations set forth elsewhere in this Agreement (including but not limited to Section 2 and Section 3 with respect the performance of its systems and operations.  Any software or other technology developed by Bank or its Affiliates or developed for Bank or its Affiliates at Bank’s expense, to facilitate the Plan, including but not limited to, software and software modifications developed in response to AMO’s request or to accommodate AMO’s special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Bank and/or its Affiliates.  Nothing in this Agreement shall be deemed to convey a proprietary interest to AMO or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Bank and/or its Affiliates, and AMO shall return to Bank all materials containing such intellectual property upon termination of this Agreement.

6.6           WFNNB Account Portfolio Purchase/Sale Agreement.  Bank has entered into the WFNNB Account Portfolio Purchase/Sale Agreement with World Financial Network National Bank and the same is in full force and effect on the date hereof and constitutes the legal and binding obligation of Bank and, to the knowledge of Bank, World Financial Network National Bank.

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SECTION 7.  COVENANTS OF BANK

Bank hereby covenants and agrees as follows:

7.1           Notices of Changes.  Bank will as soon as reasonably possible notify AMO of any:  (a) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Bank or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Bank; (c) material adverse change in its financial condition or operations; or (d) litigation, whether actual, pending or threatened, which would have a material adverse effect on the Plan or on Bank’s ability to fulfill any of its obligations hereunder or thereunder. Bank will furnish such additional information with respect to any of the foregoing as AMO may request for the purpose of evaluating the effect of such transaction on the financial condition and operations of Bank and on the Plan.

7.2.           Intentionally Omitted.

7.3           Access Rights.  Subject to (b) below, Bank will permit, once per Plan Year unless AMO has reasonable cause to do so more than once, authorized representatives designated by AMO, at AMO’s expense, to visit its facilities and  inspect, to the extent permitted by Applicable Law, any of Bank’s books and records pertaining to Purchases and any category of payments owed by one party to the other, and to make copies and take extracts there from, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours.  Bank shall permit AMO, once per Plan Year, during normal business hours and upon reasonable notice, and in a manner which does not disrupt the operations, to visit the offices at which services relating to the Plan are provided, to review the activities of Bank and its subcontractors.

(b)           Bank’s obligations under (a) shall not be required to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged, (iii) such records are Bank planning documents or those of any of its Affiliates, operating budgets, management reviews or employee records, or (iv) such records relate to other clients of, or credit programs operated by, Bank.

7.4           Bank’s Business.  Bank shall do or cause to be done all things necessary to preserve and keep in full force and affect its corporate existence and to comply with all Applicable Laws in connection with its business and the issuance of credit by Bank.

7.5           Insurance.  Bank shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other banks engaged in similar businesses as Bank.

7.6           Business Continuation/Disaster Recovery Plan.  Bank shall maintain a plan designed to mitigate damages resulting from Force Majeure or other causes that would threaten operation of Bank’s business and/or loss or exposure of information requiring protection as described in Sections 2.8 and 10.17.

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

7.7           Compliance with Law.  Any action or inaction taken by Bank (where Bank has a duty to act) in connection with the Plan shall be in compliance with all Applicable Law except where the failure to so comply does not or will not have an adverse effect on the Bank, AMO or the Plan.

7.8            Termination of WFNNB Account Portfolio Purchase/Sale Agreement; Termination of WFNNB Program Agreement.

(i) Bank shall not (i) extend the “Transfer Date” (as such term is defined in the WFNNB Account Portfolio Purchase/Sale Agreement) beyond January 31, 2009 or (ii) otherwise amend, waive, supplement or modify the WFNNB Account Portfolio Purchase/Sale Agreement in any manner that would reasonably be expected to materially adversely affect AMO or its Affiliates (including, after the Closing, Norm Thompson Outfitters Inc.), in each case, without the prior written consent of AMO.  If the WFNNB Account Portfolio Purchase/Sale Agreement is terminated, Bank and AMO shall endeavor in good faith until the expiration of the Term or earlier termination of this Agreement in accordance with its terms to execute an Account Portfolio Purchase/Sale Agreement with an Approved Replacement Purchaser which is in a form reasonably acceptable to AMO and Bank and contains terms that in the aggregate are not materially less favorable to Bank than those contained in the WFNNB Account Portfolio Purchase/Sale Agreement as set forth in Section 5.10.  Any sale pursuant to such Account Portfolio Purchase/Sale Agreement entered into with an Approved Replacement Purchaser shall be subject to the payment provisions set forth in the proviso to Section 5.10.

(ii)  In connection with the termination of this Agreement on account of a Conversion, Bank shall use commercially reasonable efforts to assist AMO with the transition of the Plan to a Program Provider pursuant to a Program Agreement reasonably acceptable to AMO.  In connection therewith, Bank shall be responsible for the items set forth as Bank’s obligations under the Conversion Plan including the cost of transitioning the Plan from the current processing system utilized by Bank to such Program Provider (it being agreed that Bank shall not be responsible for any of such Program Provider’s costs in connection therewith), but excluding any expenses incurred in the transition or development of information technology systems that allow AMO to interface with such Program Provider.

SECTION 8.  INDEMNIFICATION

8.1           Indemnification Obligations.  (a) AMO shall be liable to and shall indemnify and hold harmless Bank and its Affiliates and their respective officers, directors, employees, subcontractors and their successors and assigns (collectively “Bank Indemnified Parties”) from any and all Losses (as hereinafter defined) incurred by them by reason of:  (i) AMO’s breach of any representation, warranty or covenant hereunder; (ii) AMO’s failure to perform its obligations hereunder; (iii) any property damage or personal injury damage caused by or related to Goods or Services charged to an Account; (iv) any action or failure to act (where there was a duty to act) by AMO related to the Plan and/or as otherwise provided for in this Agreement; (v) AMO having caused Losses to third parties, where such third parties have sought recovery from Bank Indemnified Parties; and (vi) Bank’s defending against claims described in (v).  In any case, AMO’s liability does not extend to Losses proximately arising from an act or failure to act by Bank Indemnified Parties.

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(b)           Bank shall be liable to and shall indemnify and hold harmless AMO and its Affiliates and their respective officers, directors, employees, sub-contractors and their successors and assigns (collectively, “AMO Indemnified Parties”) from any and all losses incurred by reason of:  (i) Bank’s breach of any representation, warranty or covenant hereunder; (ii) Bank’s failure to perform its obligations hereunder; and (iii) any action or failure to act (where there was a duty to act) by Bank and its officers, directors, and employees relating to the Plan and/or as otherwise provided for in this Agreement; (iv)  Bank having caused Losses to third-parties, where such third-parties have sought recovery from AMO Indemnified Parties; and (v) Bank’s defending against claims described in (iv).  In any case, Bank’s liability does not extend to Losses proximately arising from an act or failure to act by AMO Indemnified Parties.

(c)           For purposes of this Section 8.1 the term “Losses” shall mean any liability, damage, costs, fees, losses, judgments, penalties, fines, and expenses, including without limitation, any reasonable attorneys’ fees, disbursements, settlements (which require the other party’s consent which shall not be unreasonably withheld), and court costs, reasonably incurred by Bank, AMO, or a third party, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement; provide however, that Losses shall not include any overhead costs that either party would normally incur in conducting its everyday business.

8.2           LIMITATION ON LIABILITY.  (a)  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES THE OTHER PARTY INCURS OR CLAIMS TO HAVE INCURRED ARISING OUT OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO A PARTY’S INTENTIONAL BREACH OF THIS AGREEMENT.

(b)           BANK’S TOTAL ANNUAL LIABILITY TO AMO FOR ALL DAMAGES INCURRED BY IT, FOR ANY CAUSE WHATSOEVER DURING ANY CALENDAR YEAR OF THE TERM OF THIS AGREEMENT, SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000.00).  BANK’S TOTAL CUMULATIVE LIABILITY TO AMO FOR ALL DAMAGES INCURRED BY IT, FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED FIVE MILLION DOLLARS ($5,000,000.00); PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO BANK’S INTENTIONAL BREACH OF THIS AGREEMENT OR TO BANK’S OBLIGATION TO PAY ANY SPECIFIC AMOUNTS DUE AMO AS SPECIFIED UNDER THIS AGREEMENT (SUCH AS NET PROCEEDS, ETC.).

(c)           AMO’S TOTAL ANNUAL LIABILITY TO BANK FOR ALL DAMAGES INCURRED BY IT, FOR ANY CAUSE WHATSOEVER OCCURRING DURING ANY CALENDAR YEAR OF THE TERM OF THIS AGREEMENT, SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000.00).  AMO’S TOTAL CUMULATIVE LIABILITY TO BANK FOR ALL DAMAGES IT INCURS, FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED FIVE MILLION DOLLARS ($5,000,000.00); PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO AMO’S INTENTIONAL BREACH OF THIS AGREEMENT OR TO AMO’S OBLIGATION TO PAY ANY SPECIFIC AMOUNTS DUE

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BANK AS SPECIFIED UNDER THIS AGREEMENT (SUCH AS CHARGEBACKS, DISCOUNT FEES, INSERT FEES, ETC.).

8.3           NO WARRANTIES.  EXCEPT AS PROVIDED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THE SERVICES AND/OR OTHER PRODUCTS SOLD OR PROVIDED BY BANK PURSUANT TO THIS AGREEMENT.

8.4           Notification of Indemnification; Conduct of Defense.  (a) In no case shall the indemnifying party be liable under Section 8.1 of this Agreement with respect to any claim or claims made against the indemnified party or any other person so indemnified unless it shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof. However, failure to so notify the indemnifying party shall not relieve it from any liability which it may have under other provisions of this Agreement, except to the extent that the indemnifying party’s right to defend the matter is materially and irrevocably prejudiced by such failure to give prompt notice.

(b)           The indemnifying party shall be entitled to participate, at its own expense, in the defense of any suit brought against the indemnified party which gives rise to a claim against the indemnifying party.  Alternatively, the indemnified party may elect to assume defense of such claim, but must do so within a reasonable time after receiving notice of the claim.  However, if the indemnifying party so elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party  and approved by the indemnified party (or the person or persons so indemnified, who are the defendant or defendants in any suit so brought), which approval shall not be unreasonably withheld.  Once the indemnifying party has retained counsel approved by the indemnifying party, the indemnified party (or the person or persons so indemnified who are the defendant or defendants in the suit), shall bear the fees and expenses of any additional counsel it chooses to retain.

SECTION 9.  TERM, EXPIRATION AND TERMINATION

9.1           Term and Expiration.  Upon execution by authorized representatives of both parties, and unless terminated as provided herein, this Agreement shall become effective as of the date hereof and remain in effect until the earlier to occur of (x) the Conversion Date and (y) January 31, 2010 (such period, the “Term”).

9.2           Termination with Cause by Bank; Bank Termination Events.  Any of the following conditions or events shall constitute a “Bank Termination Event” hereunder, and Bank may terminate this Agreement immediately if such a Bank Termination Event occurs by providing written notice of such decision to AMO setting forth Bank’s reason for termination and the effective date of termination:

(a)           If AMO shall:  (i) generally not pay its debts as they become due; (ii) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

similar powers of itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of AMO to perform under this Agreement or the Plan; (vii) have a materially adverse change in its financial condition; or (viii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (ix) breach or fail to perform or observe any covenant or other term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, which breach or failure, if left uncured could result in a default of such agreement, except in each such case if the creditor waives rights of foreclosure or acceleration under such agreement in writing or such breach otherwise does not trigger an acceleration of amounts owed under such agreement; or

(b)           If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by AMO, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of AMO, or if any petition for any such relief shall be filed against AMO and such petition shall not be dismissed within sixty (60) days; or

(c)           If AMO shall materially default (or default in such a manner that it has a material adverse impact on Bank and/or the Plan) in the performance of or compliance with any term or violate any of the covenants, representations, warranties or agreements contained in this Agreement and AMO shall not have remedied such default within thirty (30) days after written notice thereof shall have been received by AMO from Bank; or

(d)           If at any time the type of Goods and/or Services sold by AMO materially changes from the type of Goods and/or Services sold by AMO on the date of execution of this Agreement; or

(e)           If at any time AMO eliminates or ceases operations of Sales Channels which, immediately prior to such elimination or cessation, account for more than twenty percent (20%) of AMO’s sales volume  in the aggregate (or announces or notifies Bank of an intent or anticipation of the foregoing); or

(f)           If there are any changes in business practices of AMO that have a material adverse effect on this Agreement or the Plan.

           9.3           Termination with Cause by AMO; AMO Termination Events.  Any of the following conditions or events shall constitute a “AMO Termination Event” hereunder, and AMO may terminate this Agreement immediately if such AMO Termination Event occurs by providing written notice of such decision to Bank setting forth AMO’s reason for termination and the effective date of termination,:

(a)           If Bank shall:  (i) generally not be paying its debts as they become due; (ii) file or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any

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bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; or (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the operation of the Plan and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the Plan; or (vii) have a materially adverse change in its financial condition; or (viii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (ix) breach or fail to perform or observe any covenant or other term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, which breach or failure, if left uncured could result in a default of such agreement except in each such case if the creditor waives rights of foreclosure or acceleration under such agreement in writing or such breach otherwise does not trigger an acceleration of amounts owed under such agreement; or

(b)           If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Bank, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Bank, or if any petition for any such relief shall be filed against Bank and such petition shall not be dismissed within sixty (60) days; or

(c)           Except with respect to the Service Standards, if Bank shall default in the performance of or compliance with any term or violates any of the covenants, representations, warranties or agreements contained in this Agreement and Bank shall not have remedied such default within thirty (30) days (ten (10) days in the case of failure to pay AMO pursuant to Section 3.6(a)) after written notice of the default thereof shall have been received by Bank from AMO; or

(d)           If Bank fails for three (3) consecutive months to perform any one of the same Service Standards in a Service Factor Category, and such failure is not the result of an act of AMO, or as a result of a force majeure event specified in Section 10.11, and Bank fails to remedy such failure within thirty (30) days after receipt of written notice from AMO;

(e)           If there are any changes in business practices of Bank that have a material adverse effect on this Agreement or the Plan; or

(f)           Upon 90 days’ prior written notice from AMO to Bank (and, for the avoidance of doubt, without any further obligation under Section 5.10) (which notice may not be delivered prior to the first to occur of (i) January 31, 2009 and (ii) such date as World Financial Network National Bank shall have notified AMO (or any of its Affiliates) that a closing under the WFNNB Account Portfolio Purchase/Sale Agreement is not expected to occur (whether by reason of termination of such WFNNB Account Portfolio Purchase/Sale Agreement or otherwise)).

9.4           Termination of Particular State.  In addition, Bank may terminate the operation of the Plan in a particular state or jurisdiction if the Applicable Law of the state or jurisdiction

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is amended or interpreted in such a manner so as to render all or any part of the Plan illegal or unenforceable, and in such event Bank will, if requested, assist AMO with finding a new credit provider for such state or jurisdiction.

9.5           Liquidation/Purchase of Accounts and Additional Termination Provisions.

(a)           AMO's Option to Purchase the Accounts.

(i)           If this Agreement expires or is terminated by either party for whatever reason prior to the closing under an Account Portfolio Purchase/Sale Agreement, AMO has the option to purchase from, or arrange the purchase by a third party nominated or selected by AMO (a "Nominated Purchaser") from, Bank the Accounts, except for any Accounts which are charged off or inactive or otherwise mutually deemed ineligible by AMO and Bank (it being agreed that the Ineligible Accounts as defined in the WFNNB Account Portfolio Purchase/Sale Agreement shall be ineligible Accounts), on such terms and conditions mutually acceptable to AMO (or a Nominated Purchaser) and Bank, including commercially reasonable representations and warranties.  AMO and Bank hereby agree that the terms of the WFNNB Account Portfolio Purchase/Sale Agreement are mutually acceptable.

(ii)           The purchase option given by Section 9.5(i) is exercisable by AMO or the Nominated Purchaser serving notice on Bank within sixty (60) days after the expiration or termination of this Agreement.

(iii) If such purchase option is exercised, AMO or the Nominated Purchaser must complete the purchase of the Accounts within ninety (90) days after the notice has been given pursuant to Section 9.5(ii); provided, however, that such times may be extended for required regulatory approvals, rating agency consents, and to complete any interim servicing obligation agreed to by AMO and Bank. The date of such completion shall be the "Plan Purchase Date."

(iv) The purchase price for the Accounts shall be shall be equal to 100% of the face value of the Accounts (excluding ineligible accounts referred to in Section 9.5 (i) above) and the receivables related thereto, including without limitation all accrued finance charges and fees.

(v) The parties will use reasonable commercial efforts to minimize transaction costs. Once a purchase agreement for purchase of Accounts has been executed, Bank shall transfer to AMO or the Nominated Purchaser all right title and interest in and to the Accounts and the related receivables and provide AMO or the Nominated Purchaser with access to the Accounts and such other information related thereto as agreed upon by Bank and AMO or the Nominated Purchaser.

(b)           If Purchase Option Is not Exercised.

If this Agreement is terminated and AMO (or a Nominated Purchaser) does not give written notice to Bank of the exercise of the its option to purchase the Accounts as set forth in Section 9.5(a), in addition to all other remedies available to the parties at law or in equity as a result of any default hereunder:

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

(i)           subject to clauses (ii) through (iv) below, AMO shall have no further rights whatsoever in the Accounts;

(ii)           Bank may use AMO Marks solely to communicate with Cardholders in connection with the billing and collection of Accounts and as otherwise required by Applicable Law until the Account balances have been collected in full or written-off and liquidated, prior notice of which shall be provided by Bank to AMO; provided that Bank shall provide AMO with a reasonable opportunity to comment on all such communications which use any AMO Mark;

(iii)           Bank shall, at its own expense, terminate and wind up the Plan which may include any or all of the following, all of which shall be performed in accordance with Applicable Law:

(1) in the event the applicable Cardholder has an account under another credit card program originated and maintained by Bank, Bank shall have the right to transfer such Cardholder’s Account Balance to such other account;

(2)  Bank shall have the right to convert any or all of the Accounts to a general purpose credit card account maintained by Bank (e.g. VISA, Mastercard, etc.);

(3) Bank shall have the right to sell any or all of the Accounts to a third party bank or financial institution (which may but need not be an Approved Replacement Purchaser), provided such sale shall not be subject to the provisions of Section 5.10); and

 (4) Bank shall be entitled to liquidate any or all of the Accounts in accordance with its commercially reasonable collection policies and practices; provided, however, in the event Bank determines to adopt collection policies and practices for effectuating the liquidation process which differ from its policies and practices applicable to its non-liquidating portfolios, Bank shall take into account in making such determination the preservation of AMO’s existing customer relationships as well as the efficiency of the liquidation process and the recovery of the Account Balances.  In the event AMO desires Bank to send a letter to Cardholders that have receivable balances owed to the Bank regarding the termination and/or liquidation of the Accounts, Bank shall send such letter to such Cardholders (in form and content reasonably agreed by the parties) at AMO’s sole cost and expense.

(c)           Transition Assistance.  If the WFNNB Program Agreement shall terminate prior to the end of the Term of this Agreement, AMO shall be responsible for any expenses, fees or costs incurred by AMO or any new provider under a Program Agreement during the course of such transition and conversion process except for the conversion costs to be borne by Bank as set forth in the Conversion Plan unless the WFNNB Program Agreement is terminated as a result of an AMO default thereunder first occurring after the Closing Date (and the WFNNB Portfolio Account Purchase/Sale Agreement is terminated as a result thereof), in which event such costs shall be borne by AMO.

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SECTION 10.  MISCELLANEOUS

10.1                      Entire Agreement.  This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof and merges all prior discussions between them.

10.2                      Coordination of Public Statements.  Except as required by Applicable Law, neither party will make any public announcement of the Plan or provide any information concerning the Plan to any representative of any news, trade or other media without the prior approval of the other party, which approval will not be unreasonably withheld.  Neither party will respond to any inquiry from any public or governmental authority, except as required by Applicable Law, concerning the Plan without prior consultation and coordination with the other party.

10.3                      Amendment.  Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual written agreement of the parties; provided that, prior to Closing, in no event shall any modification to this Agreement be made or effective without the prior written consent of Norm Thompson.

10.4                      Successors and Assigns.  This Agreement and all obligations and rights arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assigns.  Assignment. Neither party may assign this Agreement or any of its rights hereunder in any manner without the prior written consent of the other party, except such consent shall not be required if such assignment is in connection with an acquisition of control of AMO by an entity other than an Affiliate of AMO, or an acquisition of control of Bank by an entity other than an Affiliate of Bank, as the case may be, or sale of substantially all of the assets of AMO or Bank, as the case may be.

10.5                      Waiver.  No waiver of the provisions hereto shall be effective unless in writing and signed by the party to be charged with such waiver.  No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing.  No failure or delay on the part of either party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

10.6                      Severability.  If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either party, in which case this Agreement may be terminated by the affected party, without penalty.

10.7                      Notices.  All communications and notices pursuant hereto to either party shall be in writing and addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other party, and shall be deemed given

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when delivered by hand, or two (2) Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Bank:
Spirit of America National Bank
1103 Allen Drive
Milford, Ohio 45150
Attn.: President

With a Copy to:
Spirit of America National Bank
450 Winks Lane
Bensalem, PA 19020
Attn.:  General Counsel

If to AMO:
Arizona Mail Company, Inc.
c/o Orchard Brands, Inc.
30 Tozer Road
Beverly, MA 01915
Attn.:  David Walde
Chief Financial Officer

With a Copy to:
Kirkland & Ellis LLP
555 California Street
San Francisco, California 94104
Attn: Nathan Shinn

10.8                      Captions and Cross-References.  The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any Section are to such Section of this Agreement.

10.9                      GOVERNING LAW / WAIVER OF JURY TRIAL.  THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, REGARDLESS OF THE DICTATES OF OHIO CONFLICTS OF LAW, AND THE PARTIES HEREBY SUBMIT TO EXCLUSIVE JURISDICTION AND VENUE IN THE UNITED STATES FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO OR ANY OF THE STATE COURTS LOCATED IN FRANKLIN COUNTY, OHIO.  EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL.

10.10                      Counterparts.  This Agreement may be signed in one or more counterparts, all of which shall be taken together as one agreement.

10.11                      Force Majeure.  Neither party will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, and not due to the fault or negligence of such party, including, but not limited to, acts of God, flood, criminal acts, fire, riot, computer viruses or hackers where such party has utilized commercially reasonable means to prevent the same, accident, strikes or work stoppage, embargo, sabotage, terrorism, inability to obtain material, equipment or phone lines, government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement), and other causes whether or not of the same class or kind as specifically named above.  In the event a party is unable to perform substantially for any of the reasons described in this Section, it will notify the other party promptly of its inability so to perform, and if the inability continues for at least one hundred eighty (180) consecutive days (thirty (30) days in the cases of credit authorizations and processing of new Accounts), the party so notified may then terminate this Agreement forthwith.  This provision shall not, however, release the party unable to perform

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

from using its best efforts to avoid or remove such circumstance and such party unable to perform shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

10.12                      Relationship of Parties.  This Agreement does not constitute the parties as partners or joint venturers and neither party will so represent itself.

10.13                      Survival.  No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination.  No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except for the following Sections and their corresponding schedules: Section 2.10, Section 3.3, Section 3.5, Section 3.6, Section 3.8, Section 3.9, Section 3.10, Section 8, Section 9.5, Section 10.7, Section 10.9, Section 10.11, Section 10.17 and Section 10.18.

10.14                      Mutual Drafting.  This Agreement is the joint product of AMO and Bank and each provision hereof has been subject to mutual consultation, negotiation and agreement of AMO and Bank; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any party based on the fact that either party controlled the drafting of the document.

10.15                      Independent Contractor.  The parties hereby declare and agree that Bank is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of Bank’s personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of Bank and are not agents, employees, Affiliates, or subcontractors of AMO; that Bank has and hereby retains the right to exercise full control of and supervision over the performance of Bank’s obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the Bank’s agents, employees, Affiliates, or subcontractors, including compliance with workers’ compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that Bank shall be responsible for Bank’s own acts and those of Bank’s agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, Bank does not undertake by this Agreement or otherwise to perform any obligation of AMO, whether regulatory or contractual, or to assume any responsibility for AMO’s business or operations.

10.16                      No Third Party Beneficiaries.  The provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity; provided that the parties agree that Norm Thompson shall be a third party beneficiary of the Agreement solely for purposes of Section 10.3.

10.17                      Confidentiality and Security Control.

(a)           Confidential Information.  Except as specifically provided in this Section 10.17, neither party shall disclose any Confidential Information (defined below) which it learns as a

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

result of negotiating or implementing this Agreement. “Confidential Information” shall mean information not of a public nature concerning the business or properties of the other party including, without limitation: the terms and conditions of this Agreement (as well as proposed terms and conditions of any amendments, renewals, or extensions of this Agreement), any proposed and/or agreed upon terms and conditions of any other credit card program agreement between the parties and/or their Affiliates, sales volumes, test results, and results of marketing programs, Plan reports and files generated by Bank (in the case of Bank), trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information (including but not limited to intellectual property) of every kind that relates to the business of either party.   For the avoidance of doubt, the confidential information protected by this Section 10.17 shall include the names and addresses and other information relating to the Cardholders, and such information shall be the exclusive property of AMO following the Closing, recognizing that certain of such Cardholders may also have made purchases from Bank and its affiliates other than AMO (other than purchases under this Agreement) and the names and addresses and other information relating to such Cardholders, to the extent such information relates solely to such transactions with Bank and such Affiliates of Bank (other than AMO) shall be the exclusive property of the Bank and its Affiliates following the Closing.

However, the definition of “Confidential Information” specifically excludes information which:

(i)           is generally known to the trade or to the public at the time of such disclosure; or

(ii)           becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section 10.17; or

(iii)           is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization; or

(iv)           is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

(b)           Other Protected Information. The use and/or disclosure of any Consumer Personal Information, AMO Customer Information, and/or Bank Cardholder Information shall be subject to Applicable Law, Section 2.8, and this Section 10.17.

(c)           Permitted Uses and Disclosures.

(i) Nothing in this Section 10.17 shall be interpreted to mean that a party is restricted with respect to the use or disclosure of Confidential Information which it owns. The parties may also disclose any Consumer Personal Information or Confidential Information under the

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

following circumstances.  First, to the extent disclosure is required by Applicable Law.  Second, to the extent disclosure is both permitted by Applicable Law and either necessary for the performance of the disclosing party’s obligation under this Agreement and/or agreed to in writing by the other party, provided that:  (i) prior to disclosing any such information to any third party, the party making the disclosure (to the third party) shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement (whole or partial) with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party’s reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel to the other party), the filing party concludes that such request is inconsistent with the filing party’s obligations under Applicable Law.

(ii) Nothing in this Section 10.17 shall be interpreted to mean that a party is restricted with respect to the use or disclosure of Confidential Information in connection with disclosure (A) prior to January 31, 2009 (or the earlier termination of the WFNNB Account Portfolio Purchase/Sale Agreement), to World Financial Network National Bank in connection with the performance of the obligations set forth in the WFNNB Account Portfolio Purchase/Sale Agreement and the WFNNB Program Agreement and (B) thereafter, to prospective purchasers of the Accounts and prospective program providers in connection with the efforts of AMO and Bank to enter into a Account Portfolio Purchase/Sale Agreement and a Program Agreement.

(d)           Protecting Disclosed Information. When, pursuant to subsection (c) above, one party discloses the other party’s Confidential Information or Consumer Personal Information to the disclosing party’s Affiliate or a third party, the disclosing party shall be responsible for ensuring that such disclosure complies with Applicable Law.  Furthermore, the disclosing party shall ensure that the Affiliate or third party executes a confidentiality agreement provided by or approved in writing by the non-disclosing party, and that it keeps all such information in confidence.  Each party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the other party’s Consumer Personal Information or Confidential Information shall protect the privacy of such information.  Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court.  The provisions of this Section 10.17 will survive termination or expiration of this Agreement.

(e)           Protecting Stored Information.  Each party shall establish commercially reasonable controls to ensure the confidentiality of any Consumer Personal Information and the other’s Confidential Information.  Each party shall also ensure that such information is not disclosed contrary to the provisions of this Agreement, or any applicable privacy, security or other laws, rules, and regulations.  Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of any Consumer Personal Information and the other’s Confidential Information, (ii) protect against any threats or hazards to the security and integrity of such information, (iii) protect against any unauthorized access to or use of such information, and

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(iv) properly dispose of any Consumer Personal Information as required under Applicable Law.  AMO shall promptly notify Bank in the event it believes, or has reason to believe, that a confidentiality or security breach, or any other unauthorized intrusion, has occurred with respect to Consumer Personal Information.  AMO shall estimate the intrusion’s affect on Bank and shall specify the corrective action taken and to be taken by AMO.

(f)           If, upon expiration or termination of this Agreement, AMO or its designee does not purchase the Accounts from Bank pursuant to Section and Schedule 9.5, AMO shall take appropriate measures to destroy or remove from its systems Bank’s Cardholder, Confidential, and Consumer Personal Information.  This includes but is not limited to any and all records regarding Cardholders, whether in paper, electronic, or other form, that is maintained or otherwise possessed by or on behalf of AMO, including a compilation of such records.

If AMO or its designee does purchase the Accounts at such time, AMO’s obligation to remove or destroy information shall apply only to any Bank Confidential Information that is not comprised of Bank Cardholder Information or Consumer Personal Information.

10.18                      Taxes.  AMO will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank’s income which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority, on all services provided by Bank under this Agreement.  The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments).  All amounts set forth in this Agreement are expressed and shall be paid in lawful U.S. dollars.

[Signature block on following page.]

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in manner and form sufficient to bind them as of the date first above written.

ARIZONA MAIL ORDER COMPANY, INC.	SPIRIT OF AMERICA NATIONAL BANK

By: ________________________	By: _________________________

___________________________	____________________________
Printed Name	Printed Name

___________________________	____________________________
Title	Title

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT